Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161449

KBS LEGACY PARTNERS APARTMENT REIT, INC.

SUPPLEMENT NO. 19 DATED APRIL 13, 2012

TO THE PROSPECTUS DATED APRIL 25, 2011

This document supplements, and should be read in conjunction with, the prospectus of KBS Legacy Partners Apartment REIT, Inc. dated April 25, 2011, as supplemented by supplement no. 1 dated April 25, 2011, supplement no. 2 dated April 25, 2011, supplement no. 3 dated May 10, 2011, supplement no. 4 dated July 29, 2011, supplement no. 5 dated August 12, 2011, supplement no. 6 dated September 30, 2011, supplement no. 7 dated October 4, 2011, supplement no. 8 dated October 24, 2011, supplement no. 9 dated November 8, 2011, supplement no. 10 dated January 4, 2012, supplement no. 11 dated January 25, 2012, supplement no. 12 dated February 9, 2012, supplement no. 13 dated February 14, 2012, supplement no. 14 dated February 17, 2012, supplement no. 15 dated March 8, 2012, supplement no. 16 dated March 14, 2012, supplement no. 17 dated March 22, 2012 and supplement no. 18 dated April 10, 2012. As used herein, the terms “we,” “our” and “us” refer to KBS Legacy Partners Apartment REIT, Inc. and, as required by context, KBS Legacy Partners Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the prior performance information through December 31, 2011.

PRIOR PERFORMANCE SUMMARY

Prior Investment Programs – Legacy Sponsors

The information presented in this section represents the historical experience of real estate programs organized by affiliates of our Legacy sponsors. Our Legacy sponsors include C. Preston Butcher, our Chief Executive Officer and Chairman of our board of directors, W. Dean Henry, our Executive Vice President, and Guy K. Hays, our Executive Vice President. The information presented in this section should be read in conjunction with the Prior Performance Tables – Legacy Sponsors included in this supplement. Prospective investors should not assume they will experience returns comparable to those experienced by investors in past real estate programs sponsored by affiliates of the Legacy sponsors. Further, by purchasing our shares, investors will not acquire ownership interests in any partnerships or corporations to which the following information relates. The private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT.

Since 1968, Mr. Butcher has been involved in entities that have acquired/developed over 600 real estate assets on behalf of private funds and sub-advisory accounts with over 68,000 residential units exceeding $5.0 billion in cost and 65 million square feet of office and industrial space exceeding $8.0 billion in cost. These entities have sold over 500 real estate assets including 62,000 apartment units exceeding $6.0 billion in proceeds and over 53 million square feet of office and industrial space exceeding $5.0 billion in proceeds. These entities have been a conduit for leading institutional investors and high net worth individuals to invest in real estate assets throughout the western U.S. As an owner, manager and operator of real estate assets, the Legacy Residential and Legacy Commercial entities offer investors a trusted, highly-experienced advisor or sub-advisor with regards to locating, acquiring/developing, financing, managing, and selling high quality real estate assets. Since 1973 and 1986, respectively, Mr. Henry and Mr. Hays have worked with Mr. Butcher on a significant number of the foregoing residential real estate assets.

The information presented below represents the historical experience for the ten years ending December 31, 2011 of the private real estate funds sponsored by certain of our Legacy sponsors through Legacy Residential and Legacy Commercial affiliated entities, namely, Legacy Partners Affordable Housing Fund, Legacy Partners Realty Fund I, Legacy Partners Realty Fund II and Legacy Partners Realty Fund III. You should not assume that you will experience returns, if any, comparable to those experienced by investors in current/prior programs. Further, the programs discussed in this summary were conducted through privately held entities that were subject to neither up-front commissions, fees, and expenses associated with this offering, nor all of the laws and regulations that will apply to it as a publicly offered REIT. We have omitted from the discussion below information regarding the prior performance of entities for which an institutional investor engaged a Legacy Residential or Legacy Commercial affiliate entity if the investor had the power to reject the real estate acquisitions proposed by the Legacy Residential or Legacy Commercial affiliate manager. Such entities are not considered “funds” or “programs” as those terms are used in this supplement.

Though the private funds were not subject to the up-front commissions, fees and expenses associated with this offering, the private funds have fee arrangements with Legacy Residential or Legacy Commercial affiliates structured similar to ours. The percentage of the fees varied based on the market factors at the time the particular fund was formed. The private funds have paid (i) asset management fees, (ii) acquisition fees, (iii) development/construction fees and (iv) real estate commissions, disposition fees, incentive fees and/or carried interest based on participation interests in the funds’ assets after achieving a stipulated return for the investors or based on gains from the sale of assets.

For additional information about the private programs discussed below, see the Prior Performance Tables – Legacy Sponsors included in this filing. These tables present information with respect to (1) the experience of our Legacy sponsors in raising and investing private real estate programs, (ii) the compensation paid by prior programs to the Legacy sponsors and their affiliates, (iii) the operating results of prior programs, and (iv) acquisitions of properties by current/prior programs.

Legacy Partners Affordable Housing Fund

In December of 2002, Legacy Partners 1002 LLC (“LP 1002”) formed the Legacy Partners Affordable Housing Fund, LLC (“Legacy Partners Affordable Housing Fund”) with a single large institutional investor, the State of California Public Employees’ Retirement System. The Legacy Partners Affordable Housing Fund is focused on the renovation or new development of multifamily housing with an affordable housing component of 15%—20%. The program was initially focused exclusively on acquisitions/development of multifamily housing in urban areas of California with committed equity of $63.2 million, including a 5% co-investment of equity from LP 1002. The scope of the program was subsequently expanded to include urban areas of Colorado and Texas, and the equity commitment was increased to $269.5 million, including LP 1002’s 5% co-investment. As of December 31, 2011, the offering amount for the program was fully committed, and no further investment properties will be pursued.

Messrs. Butcher, Henry and Hays, as managing members of LP 1002 indirectly through their trusts, along with certain of the other key real estate professionals with Legacy Residential entities, collectively have the sole responsibility for acquiring, financing, managing, developing and selling the real estate assets owned by the various wholly-owned subsidiaries of Legacy Partners Affordable Housing Fund in accordance with the terms and parameters of the operating agreement of Legacy Partners Affordable Housing Fund. The investor did not have the right to approve an investment property prior to purchase or to approve a sale or refinancing of the property provided that the acquisition, sale or refinancing of the property was made in accordance with the terms and parameters of the operating agreement of Legacy Partners Affordable Housing Fund.

The Legacy Partners Affordable Housing Fund had investment objectives that are similar to ours. Like ours, its primary investment objectives were to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, sought to realize growth in the value of its investments by timing asset sales to maximize asset value. However, note that the investment risk profile of Legacy Partners Affordable Housing Fund differs from ours in that it was predominantly focused on development, which typically has a higher risk profile in that it requires significant capital improvements and extensive leasing. Although we may invest in development properties as a part of our opportunity-oriented investment allocation, we expect that such opportunity-oriented investments will account for only 20% to 30% of our portfolio, with development properties not to exceed 10%.

The recent disruptions in the financial markets and poor economic conditions adversely affected property operations, and thus the fair values and recoverability, of certain of Legacy Partners Affordable Housing Fund’s investments. In 2009, Legacy Partners Affordable Housing Fund recognized an impairment loss on one of its assets, Mission Pointe. There have been no impairments on other investments of Legacy Partners Affordable Housing Fund.

From April 2003 through November 2008, the Legacy Partners Affordable Housing Fund purchased four large residential assets through wholly-owned subsidiaries: the Main & Jamboree property located in Irvine, California; the Hollywood & Vine property located in Los Angeles, California; the Mission Pointe Property located in Sunnyvale, California; and the Legacy at Memorial property located in Houston, Texas.

The Main & Jamboree property was a mixed use development project of 290 apartment homes and 7,500 square feet of street retail space. The property was purchased in July of 2004 and construction commenced early in 2005. Construction was completed in 2007. The project was sold prior to the completion of construction in March 2006 for $94.5 million, subject to a $26.5 million completion reserve.

The Hollywood & Vine property is a mixed-use development project of 375 apartment homes and 28,700 square feet of street retail space located in Los Angeles, California. This project was approved for investment in July of 2006 and was completed in June, 2010. As of December 31, 2011, total development cost of $249.7 million and the balance of the construction financing was $165.7 million (66.4%). The affordable housing component is 20.8%, meeting the program’s predetermined affordable housing objective.

The Mission Pointe property was an acquisition and renovation project consisting of 617 apartments located in Sunnyvale, California. This project was approved for investment in December of 2006. The property was acquired in November 2008 at the end of an option period, during which Legacy Partners Affordable Housing Fund controlled the management of the asset. Total redevelopment cost was $169.5 million. On February 8, 2011, the Legacy Partners Affordable Housing Fund transferred the Mission Pointe property to an affiliate of the State of California Public Employees’ Retirement System, at its request, in accordance with the terms and parameters of the operating agreement of Legacy Partners Affordable Housing Fund.

The Legacy at Memorial property was a 330 unit apartment development project located in Houston, Texas. The project consists of a 25-story residential tower and a four-story residential building partially wrapping a six-story structured parking garage. Construction commenced early in January 2008 and was completed in April, 2010. Total development cost was $99.0 million. With the investor’s consent, the affordable housing component for this property was terminated prior to the leasing of any units. On October 1, 2010, the Legacy Partners Affordable Housing Fund transferred its entire ownership interests in The Legacy at Memorial to an affiliate of the State of California Public Employees’ Retirement System, at its request, in accordance with the terms and parameters of the operating agreement of Legacy Partners Affordable Housing Fund.

Legacy Partners Realty Fund I

In December of 2004, Legacy Partners Commercial, LLC (“Legacy Commercial LLC”), an affiliate of our Legacy sponsors, commenced the operations of Legacy Partners Realty Fund I, LLC (“Legacy Partners Realty Fund I”), a private program seeking to raise $331.6 million of committed equity from accredited institutional investors. As of December 31, 2011, the full offering amount had been committed. Legacy Partners Realty Fund I is focused primarily on the acquisition, value-enhancement, management, and sale of office and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas. The program’s objective is to leverage up to 65% of the value of the program’s assets as part of its strategy and generate competitive internal rates of return, net of management fees and incentives paid to the sponsor, over an eight to ten-year period.

Mr. Butcher is Chairman of the Board of Legacy Commercial LLC, as well as a director of various other of the Legacy Commercial entities involved in the ownership of Legacy Partners Realty Fund I. Barry S. DiRaimondo and Paul J. Meyer are each a Director and the President and Chief Financial Officer, respectively, of Legacy Commercial LLC, as well as directors and officers of various other of the Legacy Commercial entities involved in the ownership of Legacy Partners Realty Fund I. Messrs. DiRaimondo and Meyer, along with Mr. Butcher, collectively have the responsibility for acquiring, financing, managing, developing and selling the real estate and real estate-related assets owned by Legacy Partners Realty Fund I in accordance with the terms and parameters of the operating agreement of Legacy Partners Realty Fund I without the consent or approval of the investors.

Although Legacy Partners Realty Fund I targets assets in the commercial real estate sector rather than the residential sector, it nevertheless has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. However, note that the investment risk profile of Legacy Partners Realty Fund I differs from ours in that it is predominantly focused on “value-added” investment types, which typically have a higher risk profile in that they require moderate to significant capital improvements and/or moderate to extensive leasing or releasing. Although we may invest in value-added properties as a part of our opportunity-oriented investment allocation, we expect that such opportunity-oriented investments will account for only 20% to 30% of our portfolio.

As of December 31, 2011, Legacy Partners Realty Fund I had acquired a total of 32 properties, including 30 office properties and two parcels of raw land for development, with an aggregate of 5.9 million square feet of space and totaling $1.2 billion in cost. At that time, $331.6 million of capital had been called and contributed. As of December 31, 2011, the fund had sold ten properties and five partial properties for $284.3 million and two properties had been foreclosed upon by their lenders.

The recent disruptions in the financial markets and poor economic conditions have adversely affected the current and future operations, and thus the fair values and recoverability, of certain of Legacy Partners Realty Fund I’s investments. For the year ended December 31, 2011, no impairment loss was recognized.

Legacy Partners Realty Fund I acquired the majority of its assets early in the last economic expansion during 2005 and early 2006 when pricing was lower than the highs of 2007. The fund was focused on the acquisition and repositioning of “A” and “B” quality assets in major western markets—both in terms of location and physical characteristics. Additionally, the fund’s assets had sufficient time to lease vacant space and stabilize their income streams before the economy retracted and has experienced positive net absorption across the portfolio since acquisition. Thirty-three assets were acquired in the fund and seven assets were successfully repositioned and liquidated prior to the economic retraction at pricing that met or exceeded original projections. Although some of Legacy Partners Realty Fund I’s assets have been negatively affected by vacancy and lower market rental rates, as noted above, the majority of assets are benefiting from in place, longer term leases which has mitigated the typical experience during an economic downturn where “B” quality assets tend to lose tenants to “A” quality assets due to the severe compression between market rents for “A” and “B” assets. Additionally, some of the fund’s assets have loans maturing in the near term and the general lack of available financing for commercial real estate may impact the ability of the fund to refinance or extend these loans. As a precautionary measure, the fund is not making cash distributions at this time.

Legacy Partners Realty Fund II

In April 2006, Legacy Commercial LLC commenced Legacy Partners Realty Fund II, LLC (“Legacy Partners Realty Fund II”), a private program seeking to raise $456.8 million of committed equity from accredited institutional investors. As of December 31, 2011 the full offering amount had been committed. Legacy Partners Realty Fund II is focused primarily on the acquisition, value-enhancement, management, and sale of office and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas. The program’s objective is to leverage up to 65% of the value of the program’s assets as part of its strategy and generate competitive internal rates of return, net of management fees and incentives paid to the sponsor, over an eight to ten-year period.

Mr. Butcher is Chairman of the Board of Legacy Commercial LLC, as well as a director of various other of the Legacy Commercial entities involved in the ownership of Legacy Partners Realty Fund II. Barry S. DiRaimondo and Paul J. Meyer are each a Director and the President and Chief Financial Officer, respectively, of Legacy Commercial LLC, as well as directors and officers of various other of the Legacy Commercial entities involved in the ownership of Legacy Partners Realty Fund II. Messrs. DiRaimondo and Meyer, along with Mr. Butcher, collectively have the responsibility for acquiring, financing, managing, developing and selling the real estate and real estate-related assets owned by Legacy Partners Realty Fund II in accordance with the terms and parameters of the operating agreement of Legacy Partners Realty Fund II without the consent or approval of the investors.

Although Legacy Partners Realty Fund II targets assets in the commercial real estate sector rather than the residential sector, it nevertheless has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. However, note that the investment risk profile of Legacy Partners Realty Fund II differs from ours in that it is predominantly focused on “value-added” investment types, which typically have a higher risk profile in that they require moderate to significant capital improvements and/or moderate to extensive leasing or releasing. Although we may invest in value-added properties as a part of our opportunity-oriented investment allocation, we expect that such opportunity-oriented investments will account for only 20% to 30% of our portfolio.

As of December 31, 2011, Legacy Partners Realty Fund II had acquired a total of 28 properties, including 24 office properties, one industrial property, and three parcels of raw land for development, with an aggregate of 5.9 million square feet of space and totaling $1.7 billion in cost. A total of $456.8 million of capital had been called and contributed by that time. As of December 31, 2011, the fund had sold five properties and two partial properties for $135.1 million. Additionally, two of the properties were deeded to lender and 40% of another property was deeded to its lender after the sale of the 60% of the asset and one property was foreclosed upon by its lender.

The recent disruptions in the financial markets and poor economic conditions have adversely affected the current and future operations, and thus the fair values and recoverability, of certain of Legacy Partners Realty Fund II’s investments. For the year ended December 31, 2011, an impairment loss, of $5.8 million was recognized.

Legacy Partners Realty Fund II purchased the majority of its assets late in the last economic expansion, between mid 2006 and mid 2007 when pricing reached its cyclical highs. The fund was focused on the acquisition and repositioning of assets that were in “A” locations but that needed rehabilitation to bring them fully up to “A” quality. Also, as a consequence of being acquired late in the last economic expansion, the fund’s assets had less time to lease vacant space and stabilize their income streams before the economy retracted. Since acquisition, the fund has experienced a small amount of negative net absorption in the aggregate. Also, as a result of declines in market rental rates, the economic downturn has resulted in a “flight to quality” and therefore benefited “A” quality assets at the expense of “B” quality assets in competing for tenants. In some cases the current rents available in the market have made it uneconomic to incur the significant capital expenditures for tenant improvements and leasing commission and the fund has decided to leave space vacant until conditions improve. Additionally, some of the fund’s assets have loans maturing in the near term and the general lack of available financing for commercial real estate may impact the ability of the fund to refinance or extend these loans. The fund is not making current distributions at this time.

To better position itself, in 2011 the Fund recapitalized with the admission of a Preferred Member, who acquired a $252 million credit facility at a discounted price of $176 million and contributed this indebtedness to the Company as consideration for $176 million of preferred equity units, which extinguished the debt. The Fund obtained a new $90 million loan and the proceeds were distributed to the Preferred Member. The Preferred Member provided additional operating financing in the form of a $25 million line of credit, on an as-needed basis, for tenant improvement costs, leasing commissions, and other reserves.

Legacy Partners Realty Fund III

In August of 2007, Legacy Commercial LLC commenced Legacy Partners Realty Fund III, LLC (“Legacy Partners Realty Fund III”), a private program seeking to raise $475.0 million of committed equity from accredited institutional investors. As of December 31, 2009, $451.1 million was raised and the offering had ceased. In September, 2010, the LLC agreement was amended to provide for a reduction in the commitment to $445.3 million. As of December 31, 2011, the full amount of $445.3 million was committed. Legacy Partners Realty Fund III is focused primarily on the acquisition, value-enhancement, management, and sale of office, research and development and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas. The program’s objective is to leverage up to 65% of the value of the program’s assets as part of its strategy and generate competitive internal rates of return, net of management fees and incentives paid to the sponsor, over an eight to ten-year period.

Mr. Butcher is Chairman of the Board of Legacy Commercial LLC, as well as a director of various other of the Legacy Commercial entities involved in the ownership of Legacy Partners Realty Fund III. Barry S. DiRaimondo and Paul J. Meyer are each a Director and the President and Chief Financial Officer, respectively, of Legacy Commercial LLC, as well as directors and officers of various other of the Legacy Commercial entities involved in the ownership of Legacy Partners Realty Fund III. Messrs. DiRaimondo and Meyer, along with Mr. Butcher, collectively have the responsibility for acquiring, financing, managing, developing and selling the real estate and real estate-related assets owned by Legacy Partners Realty Fund III in accordance with the terms and parameters of the operating agreement of Legacy Partners Realty Fund III without the consent or approval of the investors.

Although Legacy Partners Realty Fund III targets assets in the commercial real estate sector rather than the residential sector, it nevertheless has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. However, note that the investment risk profile of Legacy Partners Realty Fund III differs from ours in that it is predominantly focused on “value-added” investment types, which typically have a higher risk profile in that they require moderate to significant capital improvements and/or moderate to extensive leasing or releasing. Although we may invest in value-added properties as a part of our opportunity-oriented investment allocation, we expect that such opportunity-oriented investments will account for only 20% to 30% of our portfolio.

As of December 31, 2011, Legacy Partners Realty Fund III had acquired a total of ten properties, including nine office properties and one parcel of land for development, with an aggregate of 2.6 million square feet of space and totaling $917.5 million in cost. At that time, $363.0 million of capital had been called and contributed. As of December 31, 2011, the fund had sold one partial property in 2008 and had one property foreclosed upon by its mezzanine lender in 2009.

The recent disruptions in the financial markets and poor economic conditions have adversely affected the current and future operations, and thus the fair values and recoverability, of certain of Legacy Partners Realty Fund III’s investments. For the year ended December 31, 2011 no impairment loss was recognized.

Legacy Partners Realty Fund III began purchasing assets at the cyclical peak of the last economic expansion in the fall of 2007 before it suspended acquisitions due to the economic downturn in the spring of 2008, having drawn approximately half of its funding commitments. As a consequence of being acquired just as the economy began to decline, the fund’s nine assets, which are generally “A” quality, had very little time to lease vacant space and stabilize their income streams before the economy weakened. Since acquisition, the fund’s assets have experienced negative net absorption in the aggregate and several of its assets have significant current vacancy. Currently the fund is drawing on interest and operating reserves established for the assets with significant vacancy but may be required to call a portion of its uncommitted capital to support projects until the pace of leasing increases. This fund has been successful in buying back some of its asset level debt at a significant discount to par thereby reducing its basis in the real estate. Additionally, some of the fund’s assets have loans maturing in the near term and the general lack of available financing for commercial real estate may impact the ability of the fund to refinance or extend these loans. The fund is not making current distributions at this time.

Prior Investment Programs – KBS Sponsors

In January 2006, our sponsors teamed to launch the initial public offering of their first public non-traded REIT, KBS Real Estate Investment Trust, Inc., which we refer to as KBS REIT I, and in April 2008, our sponsors launched KBS Real Estate Investment Trust II, Inc., which we refer to as KBS REIT II. They are currently sponsoring the initial public offerings of KBS Strategic Opportunity REIT, Inc., which we refer to as KBS Strategic Opportunity REIT and us, and, together with Legacy Partners Residential Realty LLC and certain of its affiliates, they are sponsoring KBS Legacy Partners Apartment REIT, Inc., which we refer to as KBS Legacy Partners Apartment REIT. As described below, KBS REIT I and KBS REIT II have acquired a diverse portfolio of commercial properties and real estate-related investments. KBS Strategic Opportunity REIT is targeting to originate and acquire a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. KBS Legacy Partners Apartment REIT is targeting to acquire a diverse portfolio of equity investments in high-quality apartment communities located throughout the United States. Our advisor, KBS Capital Advisors, is also the external advisor to KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT. Each of these programs is a publicly registered, non-traded REIT.

Since 1992, two of our sponsors, Peter M. Bren and Charles J. Schreiber, Jr., have partnered to acquire, manage, develop and sell high-quality U.S. commercial real estate assets as well as real estate-related investments on behalf of institutional investors. Since the formation of the first investment advisor affiliated with Messrs. Bren and Schreiber in 1992, investment advisors affiliated with Messrs. Bren and Schreiber have sponsored 14 private real estate funds that have raised over $2.2 billion of equity from institutional investors as of December 31, 2011. Together, Messrs. Bren and Schreiber founded KBS Realty Advisors LLC, a registered investment advisor with the SEC and a nationally recognized real estate investment advisor. We refer to the investment advisors affiliated with Messrs. Bren and Schreiber as KBS investment advisors.

Unless otherwise indicated, the information presented below represents the historical experience of KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, and the 14 private real estate funds sponsored by KBS investment advisors as of the 10 years ended December 31, 2011. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT. We have omitted from this discussion information regarding the prior performance of entities for which an institutional investor engaged a KBS investment advisor if the investor had the power to reject the real estate acquisitions proposed by the KBS investment advisor. Such entities are not considered “funds” or “programs” as those terms are used in this prospectus.

KBS REIT I

On January 27, 2006, our sponsors launched the initial public offering of KBS REIT I, a publicly registered, non-traded REIT. Its primary initial public offering was for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. KBS REIT I accepted gross offering proceeds of $1.7 billion in its primary initial public offering, and as of December 31, 2011, KBS REIT I had accepted gross offering proceeds of $222.6 million from shares issued pursuant to its dividend reinvestment plan. As of December 31, 2011, KBS REIT I had approximately 42,000 stockholders. Of the amount raised pursuant to its dividend reinvestment plan, $62.4 million has been used to fund share redemptions pursuant to its share redemption program. KBS REIT I ceased offering shares in its primary public offering on May 30, 2008, and KBS REIT I terminated its dividend reinvestment plan effective April 10, 2012.

As of December 31, 2011, KBS REIT I owned 892 real estate properties (of which 250 properties were held for sale), including the GKK Properties (defined below). As of December 31, 2011, KBS REIT I’s real estate portfolio held for investment was approximately 85% occupied. In addition, as of December 31, 2011, KBS REIT I also owned seven real estate loans receivable, two investments in securities directly or indirectly backed by commercial mortgage loans, a preferred membership in a real estate joint venture, a participation interest with respect to another real estate joint venture and a 10-story condominium building with 62 units acquired through foreclosure, of which four condominium units, two retail spaces and parking spaces have not been sold and are held for sale.

KBS REIT I had investment objectives similar to ours. Like ours, its primary investment objectives were to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets. KBS REIT I’s current objectives are to (i) pay down its outstanding debt obligations and manage its upcoming debt maturities, (ii) manage its reduced cash flow, (iii) strategically reinvest capital into existing assets to better position its overall portfolio and (iv) to attempt to improve the overall return to its stockholders in the future.

KBS REIT I acquired and manages a diverse portfolio of real estate and real estate-related assets. It sought to diversify its portfolio by property type, geographic region, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that would provide attractive and stable returns to its investors. In constructing its portfolio, KBS REIT I targeted approximately 70% core investments (which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover) and approximately 30% enhanced-return properties (which are higher-yield and higher-risk investments than core properties, such as properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties) and real estate-related investments, including mortgage loans, mezzanine debt, commercial mortgage-backed securities and other similar structured finance investments. With proceeds from its initial public offering and debt financing (as a percentage of its total investments), the purchase price of KBS REIT I’s real estate properties represented 65% of its portfolio and the purchase price of its real estate-related investments represented 35% of its portfolio.

As described in more detail below, subsequent to KBS REIT I’s acquisition of these properties, loans and other investments, KBS REIT I’s portfolio composition changed as a result of the restructuring of certain investments, KBS REIT I taking title to properties underlying investments in loans that became impaired, the sale of assets and the repayment of debt investments.

KBS REIT I used the net proceeds from its initial public offering and debt financing to purchase or fund $3.1 billion of real estate and real estate-related investments, including $34.5 million in acquisition fees and closing costs. KBS REIT I used the net proceeds from its initial public offering for real estate properties and real estate-related assets in the amounts of $0.8 billion and $0.8 billion, respectively, and had debt financing on its real estate properties and real estate-related assets in the amounts of $1.2 billion and $0.3 billion, respectively, at acquisition.

With proceeds from its initial public offering and debt financing, as a percentage of the amount invested (based on purchase price), KBS REIT I invested in the following types of assets (including its investments through a consolidated joint venture): 35% in 22 office properties, 29% in 42 industrial properties and a master lease in another industrial property, 26% in interests in 12 mezzanine loans, 5% in interests in six mortgage loans, 2% in interests in two loans representing subordinated debt of a private REIT, 2% in two investments in securities directly or indirectly backed by commercial mortgage loans and 1% in interests in two B-notes. All of KBS REIT I’s real property investments were made within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of KBS REIT I’s investments in real properties were as follows (including its investments through a consolidated joint venture): 40% in 26 properties and a master lease in another property in the East; 30% in 22 properties in the South; 15% in nine properties in the West; and 15% in seven properties in the Midwest. All of the real properties purchased by KBS REIT I had prior owners and operators.

KBS REIT I did not acquire any properties or real estate-related investments during the three years ended December 31, 2011. However, as described below, KBS REIT I did restructure certain investments during this period and took title to certain properties underlying its original investments in real estate loans.

KBS REIT I had disposed of 12 properties and two real estate-related investments as of December 31, 2011 for approximately $273.8 million, including closing costs. Also as of December 31, 2011, KBS REIT I had sold 23 of 27 condo units from the Tribeca building, on which it had foreclosed. See Table V under “Prior Performance Tables” in this supplement. KBS REIT I originally intended to hold its core properties for four to seven years. With respect to the GKK Properties, KBS REIT I’s management is in the process of determining which properties to hold and which properties to sell. KBS REIT I expects the average hold period to be significantly shorter than that of its core properties. However, economic and market conditions may influence KBS REIT I to hold its investments for different periods of time, and KBS REIT I currently expects its hold period is likely to last for several more years. In general, KBS REIT I intends to hold its real estate-related investments to maturity, though economic and market conditions may also influence the length of time that KBS REIT I holds these investments.

The following summarizes asset sales, restructurings, pay-offs and discounted pay-offs of KBS REIT I’s investments in real estate loans receivable as of December 31, 2011:

•	One Madison Park Mezzanine Loan - The borrowers paid off the loan in full with an outstanding principal balance of $21.0 million, including a spread maintenance premium in November 2007.

•

Arden Portfolio Mezzanine Loans - KBS REIT I released the borrowers from liability and received a preferred membership interest in a joint venture that owns the properties that had secured the loans. KBS REIT I wrote-off its investment in this loan in July 2009.

•	18301 Von Karman Loans - KBS REIT I foreclosed on the office property securing the loans in October 2009 and subsequently disposed of the property in June 2010.

•	Tribeca Loans - KBS REIT I foreclosed on the condominium building securing the loans in February 2010. As of December 31, 2011, KBS REIT I had sold 23 of the 27 condo units from the Tribeca Building.

•	55 East Monroe Mezzanine Loan Origination - The borrower paid off the loan in full with an outstanding principal balance of $55.0 million in September 2010 at maturity.

•	200 Professional Drive Loan Origination - KBS REIT I foreclosed on the property securing the loan and received $4.1 million upon the sale of the property in December 2010.

•	Artisan Multifamily Portfolio Mezzanine Loan - KBS REIT I wrote-off this investment in January 2011.

•	2600 Michelson Mezzanine Loan - KBS REIT I sold the loan at a discount in June 2011 and received $52,000 upon the sale.

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GKK Mezzanine Loans - In May 2011, the borrower (the “GKK Borrower”) under the GKK Mezzanine Loan (defined below) defaulted on its payment obligations and, as a result, on September 1, 2011, KBS REIT I entered into a settlement agreement (the “Settlement Agreement”) with the GKK Borrower pursuant to which the GKK Borrower transferred all of its interest in certain real estate properties (the “GKK Properties”) which indirectly secured the GKK Mezzanine Loan, and the mortgage debt related to the GKK Properties, to KBS REIT I in satisfaction of its obligations.

•	San Antonio Business Park Mortgage Loan - KBS REIT I sold the loan to an unaffiliated buyer for $26.0 million in December 2011.

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Park Central Mezzanine Loan - KBS REIT I released the borrower under the loan from all outstanding debt and liabilities under a discounted payoff agreement at a discounted amount of $7.3 million in December 2011.

KBS REIT I’s primary public offering was subject to the up-front commissions, fees and expenses similar to those associated with this offering and KBS REIT I has fee arrangements with KBS affiliates structured similarly to ours. For more information regarding the fees paid to KBS affiliates by KBS REIT I and the operating results of KBS REIT I, see Tables II and III under “Prior Performance Tables” in this supplement.

The KBS REIT I prospectus disclosed that KBS REIT I may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, the independent directors have not made such a determination. If KBS REIT I does not list its shares of common stock on a national securities exchange by November 2012, its charter requires that KBS REIT I either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached November 2012, none of the actions described in (i) or (ii) above has occurred.

However, KBS REIT I has disclosed that due to the continuing impact of the disruptions in the financial markets on the values of KBS REIT I’s investments and the transfers under the Settlement Agreement, it is increasingly likely that KBS REIT I will postpone such a liquidity event in order to attempt to improve the overall return to stockholders.

If a majority of its conflicts committee does determine that liquidation is not then in the best interests of KBS REIT I’s stockholders, its charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT I sought and failed to obtain stockholder approval of its liquidation, the KBS REIT I charter would not require KBS REIT I to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT I could continue to operate as before. If KBS REIT I sought and obtained stockholder approval of its liquidation, KBS REIT I would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT I’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

The continued disruptions in the financial markets and deteriorating economic conditions have adversely affected the fair values and recoverability of certain of KBS REIT I’s investments. KBS REIT I disclosed fair values below its book values for certain assets in its financial statements and recognized impairments related to a limited number of assets.

On a quarterly basis, KBS REIT I evaluates its real estate securities for impairment. KBS REIT I reviews the projected future cash flows under these securities for changes in assumptions due to prepayments, credit loss experience and other factors. If, based on KBS REIT I’s quarterly estimate of cash flows, there has been an adverse change in the estimated cash flows from the cash flows previously estimated, the present value of the revised cash flows is less than the present value previously estimated, and the fair value of the securities is less than its amortized cost basis, an other-than-temporary impairment is deemed to have occurred. KBS REIT I recognized an other-than-temporary impairment related to its real estate securities of $5.1 million for the year ended December 31, 2009 and a $50.1 million impairment related to its real estate securities for the year ended December 31, 2008. Continued stress in the economy in general and the CMBS market in particular could result in additional other-than-temporary impairments on KBS REIT I’s fixed rate securities in the future. During the years ended December 31, 2011 and 2010, KBS REIT I did not recognize any other-than-temporary impairments on its real estate securities.

With respect to its loan portfolio, KBS REIT I considers a loan held for investment to be impaired when it becomes probable, based on current information and events, that it will be unable to collect all amounts due under the contractual terms of the loan agreement or other loan documents. KBS REIT I also considers a loan to be impaired if it grants the borrower a concession through a modification of the loan terms or if it expects to receive assets (including equity interests in the borrower) in partial satisfaction of the loan. When KBS REIT I has a collateral-dependent loan that is identified as being impaired, it is evaluated for impairment by comparing the estimated fair value of the underlying collateral, less costs to sell, to the carrying value of the loan. When KBS REIT I has a loan that is identified as being impaired in connection with a troubled debt restructuring resulting from a concession granted by KBS REIT I to the borrower through a modification of the loan terms, the loan is evaluated for impairment by comparing the carrying value of the loan to the present value of the modified cash flow stream discounted at the rate used to recognize interest income. Since inception, KBS REIT I has invested approximately $1.1 billion in real estate-related loans. As of December 31, 2011, KBS REIT I has recorded $74.1 million of asset-specific loan loss reserves related to its investments in the Sandmar Mezzanine Loan, the 11 South LaSalle Loan Origination and its subordinated debt investment in Petra Fund REIT Corp. Over the last five years, KBS REIT I also charged-off approximately $235.2 million of reserves for loan losses related to 10 of its real estate-related loan investments.

In August 2007, KBS REIT I entered a joint venture (the “KBS-New Leaf Joint Venture”) with New Leaf Industrial Partners Fund, L.P. to acquire a portfolio of industrial properties (the “National Industrial Portfolio”) for approximately $515.9 million plus closing costs. The National Industrial Portfolio consisted of 23 industrial properties and a master lease with respect to another industrial property. KBS REIT I had an 80% membership interest in the KBS-New Leaf Joint Venture and consolidated the joint venture in its financial statements. The mortgage and mezzanine loans with which the KBS-New Leaf Joint Venture financed a portion of its purchase of the National Industrial Portfolio (the “NIP Loans”) were to mature on December 31, 2011. However, due to a decline in the operating performance of the National Industrial Portfolio resulting from increased vacancies, lower rental rates and tenant bankruptcies, in addition to declines in market value across all real estate types in the period following the initial investment, it became unlikely that the KBS-New Leaf Joint Venture would be able to refinance or extend the NIP Loans upon their maturities. As a result, on December 28, 2011, the KBS-New Leaf Joint Venture entered into an agreement in lieu of foreclosure and related documents to transfer the National Industrial Portfolio properties to certain indirect wholly owned subsidiaries of the lender under the NIP Loans in full satisfaction of the debt outstanding under, and other obligations related to, the NIP Loans. As a result, KBS REIT I recorded a gain on extinguishment of debt of $115.5 million (including amounts for noncontrolling interest of approximately $24.2 million), which represents the difference between the carrying amount of the outstanding debt and other liabilities of approximately $446.1 million and the carrying value of the real estate properties and other assets of approximately $328.3 million, net of closing costs of $2.3 million, upon transfer of the properties (during the year ended December 31, 2010, KBS REIT I had recognized an impairment charge on real estate of $123.5 million with respect to 17 properties within the National Industrial Portfolio).

In addition, for the year ended December 31, 2011, KBS REIT I recorded $52.6 million in real estate impairments due to changes in cash flow estimates of the properties.

In the future, especially given the current market uncertainty, KBS REIT I may recognize material charges for impairment with respect to investments other than those described above or a different impairment charge for investments described above. Moreover, even if KBS REIT I does not recognize any material charge for impairment with respect to an asset, the fair value of the asset may have declined based on general economic conditions or other factors.

As of December 15, 2011, pursuant to the Settlement Agreement, the GKK Borrower transfered to KBS REIT I the equity interests in the indirect owners of or holders of a leasehold interest in approximately 867 properties, including approximately 576 bank branch properties and approximately 291 office buildings and operations centers. KBS REIT I also assumed approximately $1.5 billion of mortgage debt related to the GKK Properties. In consideration of the performance of the Settlement Agreement, KBS REIT I agreed to release the GKK Borrower from its obligations under KBS REIT I’s investment in a senior mezzanine loan with an original face amount of $500,000,000 (the “GKK Mezzanine Loan”). KBS REIT I’s estimated fair values of the underlying GKK Properties and related current assets and liabilities was approximately $1.9 billion and supported the approximately $1.9 billion total of the combined outstanding mortgage loan balance encumbering the GKK Properties (including a portion of a mortgage loan secured by some of the GKK Properties which KBS REIT I owns), plus KBS REIT I’s carrying value of the GKK Mezzanine Loan and a portion of a junior mezzanine loan relating to the GKK Properties that KBS REIT I owned prior to KBS REIT I’s entry into the Settlement Agreement.

In connection with the maturity of the GKK Mezzanine Loan in May 2011, KBS REIT I, through wholly owned subsidiaries, amended and restated two master repurchase agreements secured by the GKK Mezzanine Loan. The amended and restated master repurchase agreements contain mandatory amortization payments and other restrictions on KBS REIT I’s cash flows and operations that significantly limit KBS REIT I’s operating flexibility and liquidity. These restrictions will likely be in place until April 28, 2013.

In order to manage its reduced cash flows from operations and to redirect available funds to reduce its debt, and as a result of the general impact of current economic conditions on rental rates, occupancy rates and property cash flows, in March 2012, KBS REIT I’s board of directors approved the suspension of monthly distribution payments. For record dates beginning on July 18, 2006 through June 30, 2009, KBS REIT I had paid monthly distributions based on daily record dates that amounted to $0.70 per share on an annualized basis. For record dates beginning on July 1, 2009 through February 28, 2012, KBS REIT I had paid monthly distributions based on daily record dates that amounted to $0.525 per share on an annualized basis.

On March 22, 2012, the board of directors of KBS REIT I approved an estimated value per share of KBS REIT I’s common stock of $5.16 based on the estimated value of KBS REIT I’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding, all as of December 31, 2011. KBS REIT I provided this estimated value per share to assist broker-dealers that participated in its initial public offering in meeting their customer account statement reporting obligations under the National Association of Securities Dealers (“NASD”) Rule 2340. The estimated value per share was based upon the recommendation and valuation of KBS Capital Advisors, KBS REIT I’s external advisor. As with any valuation methodology, KBS Capital Advisors’ methodology was based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could have derived a different estimated value per share, and such differences could be significant. The estimated value per share is not audited and does not represent the fair value of KBS REIT I’s assets less its liabilities according to U.S. generally accepted accounting principles, nor does it represent a liquidation value of KBS REIT I’s assets and liabilities or the price at which KBS REIT I’s shares of common stock would trade on a national securities exchange. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. For a full description of the methodologies used to value KBS REIT I’s assets and liabilities in connection with the calculation of the estimated value per share, see KBS REIT I’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

KBS REIT I has not had funds available for ordinary redemptions since the April 2009 redemption date, and on March 20, 2012, KBS REIT I’s board of directors amended and restated its share redemption program, which amendment and restatement will become effective on April 25, 2012, to provide only for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program). Such redemptions are subject to an annual dollar limitation, which will be $10.0 million in the aggregate for the calendar year 2012 (subject to review and adjustment during the year by the board of directors), and further subject to the limitations described in the share redemption program plan document. Moreover, KBS REIT I has entered into financing agreements that, during the terms thereof, require KBS REIT I to continue to limit redemptions under its share redemption program to those sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence.” These financing arrangements will likely be in place until April 28, 2013.

Upon request, prospective investors may obtain from us without charge copies of offering materials and any public reports prepared in connection with KBS REIT I, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the offering materials and reports prepared in connection with KBS REIT I are also available on its web site at www.kbsreit.com. Neither the contents of that web site nor any of the materials or reports relating to KBS REIT I are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS REIT I files electronically as KBS Real Estate Investment Trust, Inc. with the SEC.

KBS REIT II

On April 22, 2008, our sponsors launched the initial public offering of KBS REIT II, a publicly registered, non-traded REIT. Its primary initial public offering was for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. As of December 31, 2011, KBS REIT II had accepted aggregate gross offering proceeds of approximately $1.8 billion in its primary offering and $134.3 million pursuant to its dividend reinvestment plan, from approximately 51,000 investors. Of the amount raised pursuant to its dividend reinvestment plan, $48.9 million had been used to fund share redemptions pursuant to its share redemption program as of December 31, 2011. KBS REIT II ceased offering shares in its primary public offering on December 31, 2010, and continues to offer shares under its dividend reinvestment plan. See Table I under “Prior Performance Tables” in this supplement for more information regarding KBS REIT II’s initial public offering.

As of December 31, 2011, KBS REIT II owned 27 real estate properties (consisting of 20 office properties, one office/flex property, a portfolio of four industrial properties and two industrial properties) and a leasehold interest in one industrial property encompassing 11.3 million rentable square feet. At December 31, 2011, the portfolio was approximately 95% occupied. In addition, KBS REIT II owned seven real estate loans receivable.

KBS REIT II has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. In addition, both real estate or real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS REIT II has acquired and manages a diverse portfolio of real estate and real estate-related assets. It has diversified its portfolio by investment type, investment size, investment risk and geographic region with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that provide attractive and stable returns to its investors. Based on KBS REIT II’s investments to date, KBS REIT II has allocated approximately 90% of its portfolio to investments in core properties and approximately 10% of its portfolio to other real estate-related investments such as mortgage loans and participations in such loans.

KBS REIT II used the net proceeds from its initial public offering and debt financing to purchase or fund $3.0 billion of real estate and real estate-related assets as of December 31, 2011, including $37.6 million of acquisition and origination fees and expenses. As of December 31, 2011, KBS REIT II had used the net proceeds from its initial public offering for the acquisition of real estate properties and real estate-related assets in the amounts of $2.8 billion and $418.9 million, respectively, and had debt financing on its real estate properties in the amount of $1.3 billion and debt financing on five of its real estate loans receivable in the amount of $121.0 million. On November 22, 2010, KBS REIT II originated a first mortgage loan in the amount of $175.0 million (the “One Kendall Square First Mortgage”) and on November 30, 2010, KBS REIT II sold, at par, a pari-passu participation interest with respect to 50% of the outstanding principal balance of this loan. The acquisition amounts presented herein do not include the 50% participation interest KBS REIT II sold. However, KBS REIT II paid an origination fee on this 50% participation interest and the origination fees presented herein include such amount paid.

As of December 31, 2011, with proceeds from its initial public offering and debt financing, as a percentage of amount invested (based on purchase price), KBS REIT II had invested in the following types of assets: 80% in 20 office properties, 6% in five mortgage loans, 6% in a participation in a mortgage loan, 3% in a portfolio of four industrial properties, 2% in an A-Note, 1% in an office/flex property, 1% in two industrial properties, and 1% in a leasehold interest in an industrial property. All of KBS REIT II’s real property investments have been made within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of KBS REIT II’s investments in real properties were as follows: 30% in three properties in the Midwest, 28% in nine properties in the West, 31% in ten properties in the East, and 11% in six properties in the South. All of the real properties purchased by KBS REIT II had prior owners and operators.

During the three years ended December 31, 2011, KBS REIT II invested in the following types of assets: 17 office properties, seven industrial properties (including a leasehold interest in one property, a portfolio of four properties and two individual properties) and six mortgage loans. The geographic locations of properties acquired by KBS REIT II during the three years ended December 31, 2011 were as follows: eight properties in the West; seven properties in the East; six properties in the South; and three properties in the Midwest. KBS REIT II funded these investments with a combination of proceeds from its initial public offering in the amount of $1.5 billion and debt financing of $719.7 million.

Other than its investment in CMBS, which KBS REIT II acquired and sold in 2009, and interests with respect to the One Kendall Square First Mortgage, KBS REIT II has not sold any assets. On November 22, 2010, KBS REIT II originated the One Kendall Square First Mortgage in the amount of $175.0 million. On November 30, 2010, KBS REIT II sold, at par, a pari-passu participation interest with respect to 50% of the outstanding principal balance of the One Kendall Square First Mortgage, leaving it with an $87.5 million interest. On April 5, 2011, KBS REIT II restructured the One Kendall Square First Mortgage to provide for two debt tranches with varying interest rates - the A-Note, with an original principal amount of $90.0 million, in which KBS REIT II held a $45.0 million interest, and the B-Note, with an original principal amount of $85.0 million, in which KBS REIT II held a $42.5 million interest. On April 6, 2011, KBS REIT II sold and transferred its $45.0 million interest in the A-Note, at par, to an unaffiliated buyer.

KBS REIT II intends to hold its core properties for four to seven years, though economic and market conditions may influence KBS REIT II to hold its investments for different periods of time. KBS REIT II generally intends to hold its real estate-related investments until maturity, though the hold period will vary depending upon the type of asset, interest rates and economic and market conditions. See Table V under “Prior Performance Tables” in this supplement for more information regarding KBS REIT II’s sale of CMBS.

KBS REIT II’s primary offering was subject to the up-front commissions, fees and expenses similar to those associated with this offering and it has fee arrangements with KBS affiliates structured similar to ours. For more information regarding the fees paid to KBS affiliates by KBS REIT II and the operating results of KBS REIT II, see Tables II and III under “Prior Performance Tables” in this supplement.

The KBS REIT II prospectus disclosed that KBS REIT II may seek to list its shares of common stock if its independent directors believe listing would be in the best interests of its stockholders. To date, the independent directors have not made such a determination. If KBS REIT II does not list its shares of common stock on a national securities exchange by March 2018, its charter requires that KBS REIT II either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached March 2018, none of the actions described in (i) or (ii) above have occurred.

If a majority of its conflicts committee does determine that liquidation is not then in the best interests of KBS REIT II’s stockholders, its charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT II sought and failed to obtain stockholder approval of its liquidation, the KBS REIT II charter would not require KBS REIT II to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT II could continue to operate as before. If KBS REIT II sought and obtained stockholder approval of its liquidation, KBS REIT II would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT II’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

On December 19, 2011, the board of directors of KBS REIT II approved an estimated value per share of KBS REIT II’s common stock of $10.11 based on the estimated value of KBS REIT II’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2011. KBS REIT II provided this estimated value per share to assist broker-dealers that participated in its initial public offering in meeting their customer account statement reporting obligations under NASD Rule 2340. The estimated value per share was based upon the recommendation and valuation of KBS Capital Advisors LLC, KBS REIT II’s external advisor. As with any valuation methodology, KBS Capital Advisors’ methodology was based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could have derived a different estimated value per share, and such differences could be significant. The estimated value per share does not represent the fair value of KBS REIT II’s assets less its liabilities according to U.S. generally accepted accounting principles, nor does it represent a liquidation value of KBS REIT II’s assets and liabilities or the price at which KBS REIT II’s shares of common stock would trade on a national securities exchange. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. For a full description of the methodologies used to value KBS REIT II’s assets and liabilities in connection with the calculation of the estimated value per share, see KBS REIT II’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Upon request, prospective investors may obtain from us without charge copies of offering materials and any public reports prepared in connection with KBS REIT II, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the offering materials and reports prepared in connection with KBS REIT II are also available on its web site at www.kbsreitii.com. Neither the contents of that web site nor any of the materials or reports relating to KBS REIT II are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS REIT II files electronically as KBS Real Estate Investment Trust II, Inc. with the SEC.

KBS Strategic Opportunity REIT

On November 20, 2009, our sponsors launched the initial public offering of KBS Strategic Opportunity REIT, a publicly registered, non-traded REIT. Its primary initial public offering is for a maximum of 100,000,000 shares of common stock at a price of $10.00 per share, plus an additional 40,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. As of December 31, 2011, KBS Strategic Opportunity REIT had accepted aggregate gross offering proceeds of approximately $217.6 million, including approximately $4.1 million pursuant to its dividend reinvestment plan, from approximately 6,500 investors. Of this amount, $40,000 has been used to fund share redemptions pursuant to its share redemption program. KBS Strategic Opportunity REIT’s primary offering is expected to last until September 30, 2012, although it may extend the offering.

As of December 31, 2011, KBS Strategic Opportunity REIT owned five office properties, one office portfolio consisting of five office buildings and 43 acres of undeveloped land and one industrial/flex property, encompassing, in the aggregate, approximately 1.4 million rentable square feet. As of December 31, 2011, these properties were 45% occupied. In addition KBS Strategic Opportunity REIT owned 1,375 acres of undeveloped land and six investments in CMBS.

As of December 31, 2011, KBS Strategic Opportunity REIT had investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. In addition, both real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS Strategic Opportunity REIT plans to diversify its portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of income-producing assets that provide attractive and stable returns to its investors. It will focus its investment activities on real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. After it has invested substantially all of the proceeds from its ongoing initial public offering, it expects approximately 40% of its portfolio will consist of direct investments in opportunistic real estate (which means properties with significant possibilities for short-term capital appreciation, such as non-stabilized properties, properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties), excluding real property that it takes title to (i) as part of a portfolio of debt investments, (ii) through a loan workout, foreclosure or similar circumstances or (iii) through convertible debt investments, although the percentage could be higher or lower. KBS Strategic Opportunity REIT may also acquire equity securities of companies that make investments similar to it. Although the foregoing represents its present investment focus and targets, it may adjust any of the foregoing based on real estate market conditions and investment opportunities.

KBS Strategic Opportunity REIT has used the net proceeds from its initial public offering to purchase or fund $172.2 million of real estate and real estate-related assets as of December 31, 2011, including $3.2 million of real estate acquisition fees and expenses and costs related to foreclosures of or taking title to properties securing loans. As of December 31, 2011, KBS Strategic Opportunity REIT had debt financing related to its real estate properties and repurchase agreements related to its real estate securities in the amounts of $33.0 million and $30.2 million, respectively.

As of December 31, 2011, with proceeds from its initial public offering, as a percentage of amount invested (based on purchase price), KBS Strategic Opportunity REIT had invested in the following types of assets: 35% in six CMBS investments for cash management purposes, 32% in two office properties, one office portfolio consisting of five office buildings, and 43 acres of undeveloped land, 21% in six non-performing mortgage loans and 12% in undeveloped land. As of December 31, 2011, KBS Strategic Opportunity REIT had foreclosed on, or otherwise received title to, the properties which secured all six of the non-performing mortgage loans. All of KBS Strategic Opportunity REIT’s real property investments have been made within the United States. As of December 31, 2011, as a percentage of amount invested (based on purchase price), the geographic location of KBS Strategic Opportunity REIT’s real estate investments in Texas, California and Nevada represented 40%, 30% and 19%, respectively. These properties all had prior owners and operators.

As of December 31, 2011, KBS Strategic Opportunity REIT has foreclosed on all of its real estate-related loans. KBS Strategic Opportunity REIT has not sold any assets as of December 31, 2011. The period that it will hold its investments in real estate-related loans, real estate-related debt securities and other real estate-related investments will vary depending on the type of asset, interest rates, market and economic conditions and other factors.

KBS Strategic Opportunity REIT is subject to the up-front commissions, fees and expenses similar to those associated with this offering and it has fee arrangements with KBS affiliates structured similar to ours. See Table II under “Prior Performance Tables” in this supplement for more information regarding the fees paid to KBS affiliates by KBS Strategic Opportunity REIT.

The KBS Strategic Opportunity REIT prospectus discloses that the program may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, such a determination has not been made. If KBS Strategic Opportunity REIT does not list its shares of common stock on a national securities exchange by July 31, 2019, its charter requires that KBS Strategic Opportunity REIT either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached July 31, 2019, none of the actions described in (i) or (ii) above have occurred.

If a majority of the conflicts committee of KBS Strategic Opportunity REIT were to determine that liquidation is not then in the best interests of its stockholders, KBS Strategic Opportunity REIT’s charter requires that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS Strategic Opportunity REIT sought and failed to obtain stockholder approval of its liquidation, the KBS Strategic Opportunity REIT charter would not require KBS Strategic Opportunity REIT to list or liquidate, and the company could continue to operate as before. If KBS Strategic Opportunity REIT sought and obtained stockholder approval of its liquidation, it would begin an orderly sale of its assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS Strategic Opportunity REIT’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

Upon request, prospective investors may obtain from us without charge copies of offering materials and any public reports prepared in connection with KBS Strategic Opportunity REIT, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the offering materials and reports prepared in connection with KBS Strategic Opportunity REIT are also available on its web site at www.kbsstrategicopportunityreit.com. Neither the contents of that web site nor any of the materials or reports relating to KBS Strategic Opportunity REIT are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS Strategic Opportunity REIT files electronically as with KBS Strategic Opportunity REIT, Inc. with the SEC.

KBS REIT III

On October 26, 2010, our sponsors launched the initial public offering of KBS REIT III, a publicly registered, non-traded REIT. Its primary initial public offering is for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. On March 24, 2011, KBS REIT III broke escrow in its initial public offering and through December 31, 2011, KBS REIT III had sold 10,448,043 shares of common stock for gross offering proceeds of $104.0 million, including 77,864 shares of common stock under its dividend reinvestment plan for gross offering proceeds of $0.7 million, from approximately 3,000 investors. As of December 31, 2011, KBS REIT III had not redeemed any shares under its share redemption program because no shares were eligible for redemption. KBS REIT III’s primary offering is expected to last until October 26, 2012, although it may extend the offering.

As of December 31, 2011, KBS REIT III owned two office buildings encompassing 311,970 rentable square feet in the aggregate that were collectively 97% occupied. In addition, KBS REIT III owned one first mortgage loan.

KBS REIT III has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. In addition, both real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate assets and the financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS REIT III intends to invest in and manage a diverse portfolio of real estate and real estate-related assets. It plans to diversify its portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that provides attractive and stable returns to its investors and allows it to preserve and return its investors’ capital contributions. KBS REIT III intends to allocate approximately 70% of its portfolio to, and expects that, once it has fully invested the proceeds from its public offering, approximately 60% to 80% of its portfolio will consist of, investments in core properties. KBS REIT III intends to allocate approximately 30% of its portfolio to, and expects that, once it has fully invested the proceeds from its public offering, approximately 20% to 40% of its portfolio will consist of, investments in other real estate-related assets. Although these percentages represent its target portfolio, KBS REIT III may make adjustments to its target portfolio based on real estate market conditions and investment opportunities.

KBS REIT III used the net proceeds from its initial public offering and debt financing to purchase or fund $94.8 million of real estate and real estate-related assets as of December 31, 2011, including $1.4 million in acquisition and origination fees and expenses. All of KBS REIT III’s investments were made in 2011. As of December 31, 2011, KBS REIT III had used the net proceeds from its initial public offering for the acquisition of real estate properties and real estate-related assets in the amounts of $84.5 million and $10.3 million, respectively, and had debt financing on its real estate properties in the amount of $42.3 million.

As of December 31, 2011, with proceeds from its initial public offering and debt financing, as a percentage of amount invested (based on purchase price), KBS REIT III had invested 89% in two office properties and 11% in one mortgage loan. All of KBS REIT III’s real property investments have been made within the United States. Both office properties are located in Texas. All of the real properties purchased by KBS REIT III had prior owners and operators.

KBS REIT III’s primary offering was subject to the up-front commissions, fees and expenses similar to those associated with this offering and KBS REIT III has fee arrangements with KBS affiliates structured similar to ours. For more information regarding the fees paid to KBS affiliates by KBS REIT III, see Table II under “Prior Performance Tables” in this supplement.

The KBS REIT III prospectus discloses that KBS REIT III may seek to list its shares of common stock if its independent directors believe listing would be in the best interests of its stockholders. To date, the independent directors have not made such a determination. If KBS REIT III does not list its shares of common stock on a national securities exchange by September 2020, its charter requires that KBS REIT III either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached September 2020, neither of the actions described in (i) or (ii) above have occurred.

If a majority of the conflicts committee of KBS REIT III were to determine that liquidation is not then in the best interests of its stockholders, KBS REIT III’s charter requires that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT III sought and failed to obtain stockholder approval of its liquidation, the KBS REIT III charter would not require KBS REIT III to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT III could continue to operate as before. If KBS REIT III sought and obtained stockholder approval of its liquidation, KBS REIT III would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT III’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

Upon request, prospective investors may obtain from us without charge copies of offering materials and any public reports prepared in connection with KBS REIT III, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the offering materials and reports prepared in connection with KBS REIT III are also available on its web site at www.kbsreitiii.com. Neither the contents of that web site nor any of the materials or reports relating to KBS REIT III are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS REIT III files electronically as KBS Real Estate Investment Trust III, Inc. with the SEC.

Private Programs

During the 10-year period ended December 31, 2011, KBS investment advisors managed 14 private real estate funds, six of which were multi-investor, commingled funds and eight of which were single-client, separate accounts. All of these private funds were limited partnerships for which affiliates of Messrs. Bren and Schreiber act or acted as a general partner. In all cases, affiliates of Messrs. Bren and Schreiber had responsibility for acquiring, investing, managing, developing and selling the real estate and real estate-related assets of each of the funds. Six of the 14 private funds managed by KBS investment advisors during the 10-year period ended December 31, 2011 used private REITs to structure the ownership of some of their investments.

Five of the 14 private real estate funds managed by KBS investment advisors raised approximately $370.1 million of equity capital from one institutional investor during the 10-year period ended December 31, 2011. The institutional investor investing in the private fund was a public pension fund. During this 10-year period, nine of the 14 private funds managed by KBS investment advisors did not raise any capital as they had completed their respective offering stages.

During the 10-year period ended December 31, 2011, KBS investment advisors acquired 23 real estate investments and invested over $735.9 million in these assets (including equity, debt and reinvestment of income and sales proceeds) on behalf of the five private funds raising capital for new investments during this period. Debt financing was used in acquiring the properties in all of these five private funds.

Each of the private funds managed by KBS investment advisors during the 10-year period ended December 31, 2011 have or had (eight of the funds have been fully liquidated) investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, they seek to realize growth in the value of their investments by timing asset sales to maximize asset value. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

For each of the private funds, the KBS investment advisor has focused on acquiring a diverse portfolio of real estate investments. The KBS investment advisor typically diversified the portfolios of the private funds by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for 12 of the 14 private funds, the KBS investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, focusing primarily on value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value. For two of the 14 private funds, the KBS investment advisor is focusing on the acquisition of core real estate assets.

Substantially all of the assets acquired by the private funds have involved commercial properties. The chart below shows amounts invested (based on purchase price) by property type, during the 10-year period ended December 31, 2011, by KBS investment advisors on behalf of the private funds.

KBS INVESTMENT ADVISORS – PRIVATE PROGRAMS

CAPITAL INVESTED BY PROPERTY TYPE

The KBS investment advisors for the private funds also sought to diversify the investments of the funds by geographic region as illustrated by the chart below. This chart shows investments in different geographic regions by amount invested (based on purchase price) during the 10-year period ended December 31, 2011. KBS investment advisors have emphasized their investment activity within those regions that have exhibited the potential for strong or sustainable growth. All investments by the private funds were within the United States.

KBS INVESTMENT ADVISORS – PRIVATE PROGRAMS

CAPITAL INVESTED BY REGION

In seeking to diversify the portfolios of the private funds by investment risk, KBS investment advisors have purchased both low-risk, high-quality properties and high-quality but under-performing properties in need of repositioning. Substantially all of the properties purchased by the private funds had prior owners and operators.

During the three years ended December 31, 2011, KBS investment advisors invested in three office properties on behalf of the private funds. These properties were geographically located in the East, South and West of the United States. Debt financing was used in acquiring all of these properties.

As stated above, during the 10-year period ended December 31, 2011, KBS investment advisors invested over $735.9 million (including equity, debt and reinvestment of income and sales proceeds) for its clients through five private funds. Of the properties acquired during the 10-year period ended December 31, 2011, KBS investment advisors sold one property on behalf of these five private funds, which represents 4% of all properties these five private funds had acquired during this period. During the 10-year period ended December 31, 2011, KBS investment advisors sold another 87 properties on behalf of the remaining nine funds that did not acquire properties during the period.

Though the private funds were not subject to the up-front commissions, fees and expenses associated with this offering, the private funds have fee arrangements with KBS affiliates structured similarly to ours. The percentage of the fees varied based on the market factors at the time the particular fund was formed. Historically a majority of the private funds paid (i) asset management fees; (ii) acquisition fees; and (iii) real estate commissions, disposition fees and/or incentive fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors or based on gains from the sale of assets.

The recession that started in the late 1990s resulted in more business failures among smaller tenants typical to Class B buildings. This resulted in higher vacancy rates for these buildings and in real estate funds investing additional capital to cover the costs of re-letting the properties, these events affected the performance of five of the 14 private funds. These private funds also retained the buildings for a longer period of time so that the buildings would be sufficiently leased for disposition. As a result, rental rates on newly leased space and renewals in the buildings owned by these funds decreased. Higher vacancy rates also increased the period of time it took the KBS investment advisors to get the properties to the planned stabilized occupancy level for disposition for these five funds. These adverse market conditions reduced the distributions made by these private funds and may have caused the total returns to investors to be lower than they otherwise would. One of these private funds is still in its operating stage, while the other four funds are fully liquidated.

PRIOR PERFORMANCE TABLES – LEGACY SPONSORS

(UNAUDITED)

The tables presented in this section provide summary information related to the historical experience of Legacy Partners Affordable Housing Fund and Legacy Partners Realty Funds I, II and III. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this section were conducted through privately-held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT.

The information in this section should be read together with the summary information in this supplement under “Prior Performance Summary.” The following tables are included in this section:

•	Table II – Compensation to Sponsor;

•	Table III – Operating Results of Prior Programs; and

•	Table V – Sales or Disposals of Properties.

Table I (Experience in Raising and Investing Funds) has been omitted since prior programs sponsored by our Legacy sponsors and their affiliates have closed their offerings during the three years ended December 31, 2011.

Table IV (Results of Completed Programs) has been omitted since none of the prior programs sponsored by our Legacy sponsors and their affiliates have completed their operations and sold all of their properties during the five years ended December 31, 2011.

TABLE II – LEGACY SPONSORS

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table II summarizes the amount and type of compensation paid to affiliates of our Legacy sponsors during the three years ended December 31, 2011 in connection with (1) each program sponsored by our affiliate of our Legacy sponsors that had offerings close during this period and (2) all other programs that have made payments to affiliates of our Legacy sponsors during this period. All of the programs represented in the table below have or had investment objectives similar to ours. All figures are as of December 31, 2011.

	Legacy Partners Affordable Housing Fund (1)		Legacy Partners Realty Fund I (2)		Legacy Partners Realty Fund II (3)		Legacy Partners Realty Fund III (4)
Date offering commenced	Dec-02		Dec-03		Feb-06		May-07
Dollar amount raised	$269,015,000		$331,578,947		$456,842,105		$445,349,310
Amount paid to sponsor from proceeds of offering:
Underwriting fees	$-		$-		$-		$-
Acquisition fees:
- real estate commissions	-		-		-		-
- advisory fees	-		-		-		-
- other	-		-		-		-
Developer fees	1,942,631	(5)	272,727	(6)	-	(6)	526,316	(6)
Contractor/construction management fees	582,976	(7)	2,731,127	(8)	3,541,623	(8)	4,405,514	(8)
Loan servicing fees	2,301,724	(9)	-		-		-
Reimbursements	246,711	(10)	-		-		-
Other	2,733,723	(11)	-		-		-
Dollar amount of cash generated from (used by) operations before deducting payments to sponsors	$8,219,551		$41,283,495		$24,704,545	(12)	$4,842,273	(12)
Amount paid to sponsor from operations:
Property management fees (13)	$757,918		$8,162,935		$11,181,758		$5,429,431
Partnership and asset management fees (14)	1,486,743		11,256,559		18,689,564		18,970,037
Loan servicing fees	-		-		-		-
Developer fees	-		-		-		-
Contractor/construction management fees	43,213	(7)	-		-		-
Leasing commissions (15)	-		2,810,048		4,063,625		2,608,871
Reimbursements	189,842	(16)	-		-		-
Dollar amount of property sales and refinancing before deducting payments to sponsors
- cash	$(6,199,810	) (17)	$88,972,317	(18)	$113,810,359	(18)	$-	(18)
- notes	-		-		-		-
Amounts paid to sponsor from property sales and refinancing:
- Real estate commissions	$-		$-		$-		$-
- Disposition fees	-		-		-		-
- Incentive fees	-		-		-		-
- Other	-		-		-		-

TABLE II – LEGACY SPONSORS

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) This program represents a single-client acquisition and development fund whereby dollars are committed as assets are identified pursuant to an operating agreement between a Legacy Residential affiliate and an institutional investor.

(2) This program is focused on the acquisition, value-enhancement, management and sale of office and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas.

(3) This program is focused on the acquisition, value-enhancement, management and sale of office and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas.

(4) This program is focused on the acquisition, value-enhancement, management and sale of office, research and development and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas.

(5) Three of the four properties in the Affordable Housing fund paid developer fees to a Legacy Residential affiliate in an amount equal to 3% of the agreed upon development cost of a project. Per the terms of the operating agreement with an institutional investor, the developer fees are paid from proceeds of the offering. In August 2009, as a result of an agreement with the institutional investor, the Legacy Residential affiliate re-contributed developer fees of $2.1 million to partially fund a construction cost overrun.

(6) Fees are paid to a Legacy Commercial affiliate for providing development services and are paid from proceeds of offering or from loan reserves held by property to fund capital improvements.

(7) One of the properties in the Affordable Housing Fund paid contractor fees to a Legacy Residential affiliate in an amount not to exceed 5% of the agreed upon construction cost of the project for serving as general contractor for the project. Two of the properties in the Affordable Housing Fund paid construction management fees to a Legacy Residential affiliate in an amount equal to 0.5% of total construction contract cost, capped at a defined amount, for supervising the construction of the projects. Per the terms of the operating agreement with an institutional investor, the contractor fees are paid from proceeds of the offering. In 2009 and 2010, a Legacy Residential affiliate provided construction management services for renovation work to the Mission Pointe property, which was paid from operating cash flow.

(8) Fees are paid to a Legacy Commercial affiliate for providing contractor, construction management, and space planning services. The fees are paid from proceeds of offering or from loan reserves held by property to fund capital improvements.

(9) Per the terms of the operating agreement with an institutional investor, either member is entitled to a credit enhancement fee for guaranteeing the financing for the investments. The fee is equal to 1% per annum of the average outstanding principal borrowing and is payable from the proceeds of the offering.

(10) An affiliate of Legacy Residential is reimbursed for certain accounting services. During the development phase of a project, the fee is paid from offering.

(11) Includes Asset management fees of $2.0 million and property management fees of $0.7 million that were funded from proceeds of offering, per terms of business plan for the property.

(12) Legacy Partners Realty Funds II, and III are value-added funds for which temporary operating deficits are anticipated. Value-added funds have a moderate risk profile because assets within these funds typically require some form of renovation or are operating at occupancy levels that are below par when compared to competing properties in the area. As a result, these assets often have operating deficits after acquisition until renovations are completed and the asset is otherwise repositioned to bring occupancy levels up to par. These operating deficits are funded by loan or offering proceeds, as provided in the operating agreement of each Fund.

(13) Fees are paid to a Legacy Residential or Legacy Commercial affiliate for providing property management services and are paid from operating cash flow from loan reserves held by property to fund operating deficits during asset repositioning, or from offering proceeds specifically raised to cover operating deficits during repositioning.

(14) Fees are paid to a Legacy Residential or Legacy Commercial affiliate for providing asset management and disposition services and are paid from operating cash flow from loan reserves held by property to fund operating deficits during asset repositioning, or from offering proceeds specifically raised to cover operating deficits during repositioning.

(15) Fees are paid to a Legacy Residential or Legacy Commercial affiliate for providing leasing services and are paid from operating cash flow from loan reserves held by property to fund operating deficits during asset repositioning, or from offering proceeds specifically raised to cover operating deficits during repositioning.

(16) An affiliate of the Legacy Residential sponsor is reimbursed for certain accounting services. Amounts are paid from operating cash flow.

(17) Gross sale proceeds, net of closing costs and other selling expenses of $67.1 million, were recognized in 2006. Proceeds were reduced by $3.1 million and $6.7 million for additional costs incurred in years 2007 and 2009, respectively, as a result of a construction cost overrun. In 2010, proceeds were increased by $0.5 million as a result of a settlement with a service provider. As of December 31, 2011, net sale proceeds were $57.8 million.

(18) Gross sale proceeds net of closing costs and other selling expenses paid outside of escrow and before payoff of mortgage

TABLE III – LEGACY SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

The following tables summarize the operating results of programs sponsored by our Legacy sponsors and their affiliates that have had offerings close during the five years ended December 31, 2011. For these programs, the tables show: the income or loss of such programs (based upon U.S. generally accepted accounting principles (“GAAP”)); the cash they generated from operations, sales and refinancings; and information regarding cash distributions. Each of these private programs has investment objectives similar to ours. All figures are as of December 31 of the year indicated, except as otherwise noted.

	Legacy Partners Affordable Housing Fund
	2007		2008	2009	2010	2011
Gross revenues	$5,126,660		$9,200,804	$11,761,375	$19,978,931	$14,471,660
Profit (loss) on sale of properties (1)	-		-	7,431,620	500,000	-
Less: Operating expenses (2)	(1,943,017)		(4,045,137)	(7,036,100)	(13,521,037)	(6,671,934)
Interest expense	(2,140,300)		(1,547,728)	(2,072,136)	(11,767,489)	(3,793,574)
Depreciation	-		(2,559,642)	(10,546,754)	(9,755,430)	(6,518,789)
Unrealized loss - impairment & interest rate derivatives (3)	-		(4,246,097)	(33,403,620)	(482,358)	-

Net income (loss) - GAAP basis	$1,043,343		$(3,197,800)	$(33,865,615)	$(15,047,383)	$(2,512,637)

Taxable income (loss):
From operations	$(1,028,884)		$(2,205,596)	$(1,857,758)	$(15,479,860)	$(2,365,390)
From gain (loss) on sale (1)	(3,123,934)		1,535	(6,699,810)	500,000	-

Cash generated (deficiency) from operations	(1,422,166)		(4,052,650)	1,180,305	(3,690,608)	3,982,709
Cash generated (deficiency) from sales (1)	(3,123,934)		-	(6,699,810)	500,000	-
Cash generated from refinancing	-		-	-	-	-

Total cash generated (deficiency) from operations, sales and refinancing	(4,546,100)		(4,052,650)	(5,519,505)	(3,190,608)	3,982,709
Less: Cash distributions to investors
- From operating cash flow	-		-	-	-	-
- From sales and refinancing	(647,997	)(4)	-	-	(500,000)	-

Cash generated (deficiency) after cash distributions	(5,194,097)		(4,052,650)	(5,519,505)	(3,690,608)	3,982,709
Special items (not including sales and refinancing)
Cash used in investing activities	(225,355,445)		(68,557,506)	(42,011,758)	(4,815,411)	(44,222,338)
Cash from financing activities	228,963,233		73,749,029	49,335,931	9,819,356	45,100,016

Cash generated (deficiency) after cash distributions and special items	$(1,586,309)		$1,138,873	$1,804,668	$1,313,337	$4,860,387

Tax and Distribution Data per $1,000 Invested (5)
Federal Income Tax Results:
Ordinary income (loss)
-from operations	$(22)		$(29)	$(14)	$(84)	$(13)
-from recapture	-		-	-	-	-
Capital gain (loss)	(67)		-	(49)	3	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	-		-	-	3	-
- from return of capital	14	(4)	-	-	-	-

Total distribution on GAAP basis	$14		$-	$-	$3	$-

Source (on cash basis)
- from sales	$-		$-	$-	$3	$-
- from refinancing	14		-	-	-	-
- from operations	-		-	-	-	-

Total distributions on cash basis	$14		$-	$-	$3	$-

Amounts (in percentage terms) remaining in program properties as of December 31 (6)	75%		88%	89%	72%	43%

TABLE III – LEGACY SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) In 2006, one of the Fund’s development properties was sold prior to the completion and, as a result, cash was generated and, for tax purposes, gain recognized from sale in 2006. Distribution of sale proceeds was made to members in 2006, after holding back $3.0 million in reserves. The Fund guaranteed completion of construction and subsequent expenditures in 2007 reduced Cash Generated from Sale and Taxable Income from Gain on Sale. In August 2009, the Members of the Fund reached an agreement and, in addition to utilizing held sale proceeds, the Legacy member re-contributed its developer fee of $2.1 million and both members funded their respective share of the remaining $6.7 million of cost overruns. Gain on Sale of $7.4 million was recognized in 2009 for GAAP purposes. A reduction to Taxable Income from Gain on Sale was recognized in 2009 for the additional costs of $6.7 million. In 2010, $0.5 million was received from a settlement with a service provider and was recognized as GAAP and taxable gain on sale.

(2) Operating expenses include the write off of a project pursued by the Fund and abandoned and interest expense in excess of interest income on borrowings loaned to an external party. The abandoned development costs and the net interest expense were funded by debt or proceeds of offering.

(3) Unrealized gain (loss) resulted from impairment and loss on derivatives of $4.2 million, $1.1 million and $0.5 million in 2008, 2009 and 2010, respectively, and from impairment loss related to carrying value of the property of $32.3 million in 2009.

(4) Distributions represent amount of excess contribution refunded upon funding of a construction loan.

(5) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(6) Calculated as original total acquisition cost of investments held at December 31 divided by original total acquisition cost of all investments made.

TABLE III – LEGACY SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Legacy Partners Realty Fund III
	2007		2008	2009		2010	2011
Gross revenues		$3,100,475	$41,271,412	$72,613,584	(1)	$33,305,143	$39,374,035
Gain on debt extinguishment		-	-	-		-	-
Profit (loss) on sale of properties		-	401,419	(29,187,275)		-	-
Less: Operating expenses (2)		(5,175,374)	(31,146,264)	(34,427,720)		(35,586,625)	(34,030,326)
Interest expense		(5,381,792)	(30,470,757)	(25,037,419)		(18,254,053)	(14,966,934)
Depreciation		(4,876,687)	(36,168,430)	(33,132,786)		(29,468,361)	(27,356,189)
Unrealized loss - impairment & interest rate derivatives (3)		(80,094)	(3,397,542)	321,536		2,320,528	-

Net income (loss) - GAAP basis (4)		$(12,413,472)	$(59,510,162)	$(48,850,080)		$(47,683,368)	$(36,979,414)

Taxable income (loss):
From operations		$(5,882,569)	$(19,353,663)	$(29,195,478)		$(21,283,211)	$(12,515,694)
From gain (loss) on sale		-	135,311	(18,631,937	)(5)	-	(10,000,000	)(5)

Cash generated (deficiency) from operations		(14,648,648)	15,458,818	18,870,414		(43,151,975)	2,115,495
Cash generated (deficiency) from sales		-	3,764,644	-		-	-
Cash generated from refinancing		-	-	-		-	-

Total cash generated (deficiency) from operations, sales and refinancing		(14,648,648)	19,223,462	18,870,414		(43,151,975)	2,115,495
Less: Cash distributions to investors
- From operating cash flow		-	-	-		-	-
- From sales and refinancing		-	-	-		-	-

Cash generated (deficiency) after cash distributions		(14,648,648)	19,223,462	18,870,414		(43,151,975)	2,115,495
Special items (not including sales and refinancing)
Cash used in investing activities		(313,692,475)	(533,793,419)	(18,472,701)		(11,647,792)	(10,197,251)
Cash from financing activities		345,505,175	512,861,640	3,498,675		46,614,273	31,634,019

Cash generated (deficiency) after cash distributions and special items		$17,164,052	$(1,708,317)	$3,896,388		$(8,185,494)	$23,552,263

Tax and Distribution Data per $1,000 Invested (6)
Federal Income Tax Results:
Ordinary income (loss)
-from operations	$	N/A	$(186)	$(140)		$(86)	$(38)
-from recapture		-	-	-		-	-
Capital gain (loss)		-	1	(90)		-	(31)
Cash distributions to investors
Source (on GAAP basis)
- from investment income		-	-	-		-	-
- from return of capital		-	-	-		-	-

Total distribution on GAAP basis		$-	$-	$-		$-	$-

Source (on cash basis)
- from sales		$-	$-	$-		$-	$-
- from refinancing		-	-	-		-	-
- from operations		-	-	-		-	-

Total distributions on cash basis		$-	$-	$-		$-	$-

Amounts (in percentage terms) remaining in program properties as of December 31 (7)		41%	100%	86%		86%	86%

TABLE III – LEGACY SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) Gross revenues in 2010 include gain of $0.1 million for sale of easement.

(2) Operating expenses include general and administrative expenses and certain fees paid to Legacy Commercial affiliates. Cash deficits are funded by specified loan or equity proceeds.

(3) Unrealized gain (loss) resulted from derivatives.

(4) Net income (loss) excludes income (loss) from non-controlling interests.

(5) A property was foreclosed upon by its mezzanine lender in December 2009. Capital loss of $18.6 million was recognized in 2009 and $10.0 million in 2011.

(6) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(7) Calculated as original total acquisition cost of investments held at December 31 divided by original total acquisition cost of all investments made.

TABLE V – LEGACY SPONSORS

SALES OR DISPOSALS OF PROPERTIES

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table V presents summary information with respect to the results of sales or disposals of properties by programs sponsored by our Legacy sponsors and their affiliates during the three years ended December 31, 2011. The table includes information about the sales proceeds received, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from the operation of the properties. Each of the programs represented in the table has or had investment objectives similar to ours.

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Sale	Adjustments Resulting from Application of GAAP	Total	Original Mortgage Financing	Total Acquisition Costs, Capital Improvements Closing and Soft Costs (1)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures	Taxable Gain (Loss)	Capital Gain (Loss)	Ordinary Gain (Loss)
Legacy Partners Affordable Housing Fund
Memorial (2)	Apr-07	Oct-10	$19,673,197	$68,597,972	$-	$2,226,000	$90,497,169	$-	$90,497,169	$90,497,169	$(1,999,776)	$-	$-	$-
Mission Pointe (3)	Nov-08	Feb-11	75,457,861	79,047,667	-	(346,224)	154,159,304	-	154,159,304	154,159,304	11,469,923	-	-	-

Legacy Partners Realty Fund I
1040 Marina Village Pkwy (partial sale) (4)	Feb-06	Nov-10	-	2,335,788	-	-	2,335,788	-	2,015,248	2,015,248	(425,527)	(21,774)	(21,774)	-
Mariposa (foreclosure) (5)	Apr-05	Mar-10	-	10,266,473	-	(9,506)	10,256,967	-	11,403,295	11,403,295	(2,210,861)	(3,787,672)	(3,787,672)	-
Legacy I-90, Bellevue, WA	May-06	Apr-10	4,112,958	20,361,752	-	(1,445,927)	23,028,783	-	24,746,405	24,746,405	(1,864,100)	969,251	969,251	-
Solarium, Greenwood Village, CO	May-05	Feb-11	321,827	13,189,329	-	(346,265)	13,164,891	-	14,297,701	14,297,701	(5,640,385)	(3,558,329)	(3,558,329)	-
Legacy Highlands, Denver, CO	Apr-05	May-11	514,963	14,573,136	-	(894,533)	14,193,566	-	16,838,862	16,838,862	(3,393,325)	(4,819,931)	(4,819,931)	-
Bayside Parkway, Fremont, CA (foreclosure) (5)	Mar-06	Jun-11	-	32,600,000	-	-	32,600,000	-	28,451,050	28,451,050	(5,204,150)	(8,470,907)	(8,470,907)	-
Alton, Irvine, CA	Apr-05	Jun-11	10,917,298	21,032,676	-	(1,895,516)	30,054,458	-	31,848,926	31,848,926	(1,443,600)	(265,740)	(265,740)	-

Legacy Partners Realty Fund II
Eden Shores I & II (partial sale) (6)	Sep-06	Jun-09	$5,481,842	$9,054,875	$-	$-	$14,536,717	$-	$17,203,664	$17,203,664	$(308,332)	$(240,647)	$(240,647)	$-
Seattle Tower, Seattle, WA	Aug-06	Apr-10	4,982,623	14,962,219	-	(732,305)	19,212,537	-	36,985,582	36,985,582	(355,872)	(18,670,926)	(18,670,926)	-
Crow Canyon (sale and deed-in-lieu) (7)	Apr-07	Apr-10	-	11,418,460	-	(9,469)	11,408,991	-	14,634,326	14,634,326	(2,517,665)	(5,848,652)	(5,848,652)	-
Redmond Land (deed-in-lieu) (8) (9)	Mar-07	Sep-10	-	20,696,672	-	-	20,696,672	-	28,546,103	28,546,103	(2,340,569)	(3,687,391)	(3,687,391)	-
Koll Center Parkway, Pleasanton, CA	Jul-07	Jan-11	2,605	4,096,897	-	-	4,099,502	-	7,637,009	7,637,009	(3,815,518)	(5,113,493)	(5,113,493)	-
Hacienda Terrace, Pleasanton, CA (deed-in-lieu) (8)	Jul-07	Feb-11	-	71,652,029	-	(1,329,603)	70,322,426	-	79,369,104	79,369,104	(17,141,322)	(14,292,935)	(14,292,935)	-
Queen Anne Square, Seattle, WA	Oct-06	Mar-11	12,859,743	17,523,972	-	(692,060)	29,691,655	-	33,564,129	33,564,129	(5,997,119)	(6,340,714)	(6,340,714)	-
4 Hutton Center, Orange County, CA	Apr-07	Apr-11	4,886,876	30,507,099	-	(1,792,279)	33,601,696	-	52,208,510	52,208,510	(10,929,086)	(26,479,804)	(26,479,804)	-
West Willow, Redmond, WA	May-07	Jul-11	3,914,976	12,768,583	-	(273,755)	16,409,804	-	22,028,120	22,028,120	(3,308,639)	(7,365,087)	(7,365,087)	-
600 B Street, San Diego, CA (foreclosure) (5)	Jul-06	Dec-11	-	79,600,000	-	-	79,600,000	-	96,418,535	96,418,535	(13,938,382)	(23,268,294)	(23,268,294)	-

Legacy Partners Realty Fund III
800 Corporate Pointe (foreclosure) (10)	Feb-08	Dec-09	-	78,869,647	-	-	78,869,647	-	108,056,922	108,056,922	(16,257,661)	(28,631,937)	(28,631,937)	-

TABLE V – LEGACY SPONSORS

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) Acquisition costs include acquisition fee paid to Legacy Residential affiliates. Soft costs include legal fees, environmental studies, title and closing costs related to the acquisition and closing of the asset.

(2) On October 1, 2010, in accordance with the terms and parameters of the operating agreement, the ownership interest in Memorial was transferred to an affiliate of the investor. The $19.7 million that is reported as cash received represents the net assets transferred. No gain or loss will be recognized by the Fund.

(3) On February 8, 2011, in accordance with the terms and parameters of the operating agreement, the ownership interest in Mission Pointe was transferred to an affiliate of the investor. The $75.5 million reported as cash received represents the net assets transferred. No gain or loss will be recognized by the Fund.

(4) Interest owned via joint venture with the Fund holding a 30.56% interest. Sales price and cost amounts are presented at 100%.

(5) Property was foreclosed upon by its lender.

(6) Interest owned via joint venture with the Fund holding a 25% interest. Sales price and cost amounts are presented at 100%.

(7) In 2010, 60% of the property was sold and the remainder of the property was deeded to lender pursuant to Deed-in-Lieu of Foreclosure agreement.

(8) Property was deeded to lender pursuant to Deed-in-Lieu of Foreclosure agreement.

(9) Interest owned via unconsolidated joint venture with the Fund holding a 25% interest. Sales price and cost amounts are presented at 100%.

(10) Property was foreclosed upon by its mezzanine lender in December 2009. Capital loss of $18.6 million was recognized in 2009 and $10.0 million in 2011.

PRIOR PERFORMANCE TABLES – KBS SPONSORS

The tables presented in this section provide summary unaudited information related to the historical experience of KBS REIT I, KBS REIT II, KBS REIT III and KBS Strategic Opportunity REIT. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the funds discussed.

The information in this section should be read together with the summary information in this supplement under “Prior Performance Summary.” The following tables are included in this section:

•	Table I – Experience in Raising and Investing Funds;

•	Table II – Compensation to Sponsor;

•	Table III – Operating Results of Prior Programs; and

•	Table V – Sales or Disposals of Properties.

Table IV (Results of Completed Programs) has been omitted since none of the prior public programs sponsored by our sponsors have completed their operations and sold all of their properties during the five years ended December 31, 2011.

TABLE I – KBS SPONSORS

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table I provides a summary of the experience of our sponsors in raising and investing funds for the public program that had an offering close during the three years ended December 31, 2011. Information is provided as to the manner in which the proceeds of the offering were applied. This program has investment objectives similar to ours. All percentage amounts except “Percent leveraged” represent percentages of the dollar amount raised for the program.

KBS REIT II

Dollar amount offered	$2,000,000,000

Dollar amount raised	$1,820,569,000

Percentage amount raised	91.0%

Percentage available for investment before offering expenses and reserves	100.0%
Less offering expenses:
Selling commissions and dealer manager fees	9.2%
Organizational and offering expenses	1.1%
Reserves	-

Percentage available for investment after offering expenses and reserves	89.7%

Acquisition costs:
Prepaid items and fees related to purchase of property	-
Purchase price (cash down payment) (1)	160.4%
Acquisition and origination fees (2)	1.3%
Other capitalized costs (3)	1.1%

Total acquisition costs (includes mortgage financing) (4)	162.8%

Percent leveraged (5)	47.0%

Date offering began	4/22/2008 (6)
Length of offering (in months)	35 (6)
Months to invest 90% of amount available for investment	44 (6)

TABLE I – KBS SPONSORS

EXPERIENCE IN RAISING AND INVESTING FUNDS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) “Purchase price (cash down payment)” includes both debt- and equity-financed payments. See the “Percent leveraged” line for the approximate percentage of the purchase price financed with mortgage or other debt.

(2) Represents acquisition and origination fees as if they were calculated as a percentage of dollar amounts raised. Acquisition and origination fees of KBS REIT II are calculated as a percentage of purchase price (including leverage used to fund the acquisition or origination) plus other acquisition and origination expenses and are paid to KBS REIT II’s advisor.

(3) Other capitalized costs include legal fees, outside broker fees, environmental studies, title and other closing costs.

(4) Total acquisition costs include the cash down payment, acquisition and origination fees, acquisition and origination expenses and mortgage or other financing.

(5) “Percent leveraged” represents financing outstanding as of December 31, 2011 divided by total acquisition or origination cost for properties and other investments acquired.

(6) KBS REIT II is a publicly registered, non-traded REIT. KBS REIT II launched its initial public offering on April 22, 2008. On June 24, 2008, KBS REIT II broke escrow in its initial public offering and then commenced real estate operations. KBS REIT II ceased offering shares of common stock in its primary offering on December 31, 2010 and terminated its primary offering on March 22, 2011 upon the completion of review of subscriptions submitted in accordance with its processing procedures. KBS REIT II continues to issue shares under its dividend reinvestment plan; dollar amount of shares offered under and proceeds from the dividend reinvestment plan are omitted from Table I. With proceeds from its initial public offering and debt financing, KBS REIT II acquired 27 real estate properties, a leasehold interest in one industrial property, seven real estate loans receivable and an investment in real estate securities through December 2011.

TABLE II – KBS SPONSORS

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table II summarizes the amount and type of compensation paid to KBS affiliates during the three years ended December 31, 2011 in connection with (1) each public program sponsored by our sponsors that had offerings close during this period and (2) all other public programs that have made payments to KBS affiliates during this period. Each of the programs represented has investment objectives similar to ours. All figures are as of December 31, 2011.

	KBS REIT I (3)		KBS REIT II (4)	KBS Strategic Opportunity REIT (5)	KBS REIT III (6)
Date offering commenced	(3)		(4)	(5)	(6)
Dollar amount raised	$1,703,098,000		$1,820,569,000	$213,479,000	$103,290,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees (1)	$21,852,000		$37,410,000	$6,722,000	$2,651,000
Acquisition fees:
- real estate commissions	-		-	-	-
- advisory fees (2)	-		20,053,000	914,000	1,075,000
- other	-		-	-	-
Other	-		-	-	-
Dollar amount of cash generated from operations before deducting payments to sponsors	$249,101,000		$237,249,000	$(4,744,000)	$902,000
Amount paid to sponsor from operations:
Property management fees	$-		$-	$-	$-
Partnership and asset management fees	56,916,000	(7)	34,614,000	342,000	178,000
Reimbursements	-		-	-	-
Leasing commissions	-		-	-	-
Construction management fees	-		-	-	-
Loan servicing fees	-		-	-	-
Dollar amount of property sales and refinancing before deducting payments to sponsors
- cash	$316,005,000		$-	$-	$-
- notes	-		-	-	-
Amounts paid to sponsor from property sales and refinancing:
- Real estate commissions	$-		$-	$-	$-
- Disposition fees	2,815,000		450,000	-	-
- Incentive fees	-		-	-	-
- Other	-		-	-	-

TABLE II – KBS SPONSORS

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) Underwriting fees include (i) dealer manager fees paid to the KBS-affiliated dealer manager that are not reallowed to participating broker-dealers as a marketing fee, (ii) the reimbursed portion of a dual employee’s salary paid by the KBS-affiliated dealer manager attributable to time spent planning and coordinating training and education meetings on behalf of the respective program, (iii) the reimbursed travel, meal and lodging costs of wholesalers and other registered persons of the KBS-affiliated dealer manager attending retail conferences and training and education meetings, (iv) reimbursed costs for promotional items for broker-dealers paid for by the KBS-affiliated dealer manager, (v) reimbursed legal fees paid for by the KBS-affiliated dealer manager and (vi) reimbursed attendance and sponsorship fees incurred by employees of the KBS-affiliated dealer manager and its affiliates to attend retail conferences sponsored by participating broker-dealers and other meetings with participating broker-dealers.

(2) Advisory fees are acquisition fees and origination fees that are calculated as a percentage of purchase price (including any debt used to fund the acquisition or origination) plus acquisition or origination expenses and are paid to the advisor of each program.

(3) KBS REIT I is a publicly registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares of common stock in its primary offering on May 30, 2008 and terminated its primary offering on September 17, 2008 upon the completion of review of subscriptions submitted in accordance with its processing procedures. KBS REIT I terminated its dividend reinvestment plan effective April 10, 2012; proceeds from the dividend reinvestment plan are included in “Dollar amount raised.” With proceeds from its initial public offering and debt financing, KBS REIT I acquired 64 real estate properties, one master lease, 21 real estate loans receivable and two investments in securities directly or indirectly backed by commercial mortgage loans. As discussed under “Prior Performance Summary - KBS REIT I” in this supplement, subsequent to KBS REIT I’s acquisition of these properties, loans and other investments, KBS REIT I’s portfolio composition changed as a result of the restructuring of certain investments, KBS REIT I taking title to properties underlying investments in loans that became impaired or under which the borrower defaulted, the sale of assets and the repayment of debt investments.

(4) KBS REIT II is a publicly registered, non-traded REIT. KBS REIT II launched its initial public offering on April 22, 2008. On June 24, 2008, KBS REIT II broke escrow in its initial public offering and then commenced real estate operations. KBS REIT II ceased offering shares of common stock in its primary offering on December 31, 2010 and terminated its primary offering on March 22, 2011 upon the completion of review of subscriptions submitted in accordance with its processing procedures. KBS REIT II continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are included in “Dollar amount raised” in this table, but are omitted from Table I. With proceeds from its initial public offering and debt financing, KBS REIT II acquired 27 real estate properties, a leasehold interest in one industrial property, seven real estate loans receivable and an investment in real estate securities through December 2011. For more information about this program’s experience in raising capital, see Table I.

(5) KBS Strategic Opportunity REIT is a publicly registered, non-traded REIT. KBS Strategic Opportunity REIT launched its initial public offering on November 20, 2009. On April 19, 2010, KBS Strategic Opportunity REIT broke escrow in its initial public offering and then commenced real estate operations. From commencement of its offering through December 31, 2011, KBS Strategic Opportunity REIT had sold 21,977,821 shares in its ongoing initial public offering for gross offering proceeds of $217.6 million, including 430,190 shares of common stock sold under its dividend reinvestment plan for gross offering proceeds of $4.1 million. As of December 31, 2011, KBS Strategic Opportunity REIT acquired six non-performing first mortgage loans and two office properties, one office portfolio consisting of five office buildings and 43 acres of undeveloped land, 1,375 acres of undeveloped land and six CMBS investments. Subsequent to KBS Strategic Opportunity REIT’s acquisition of these investments, the portfolio composition changed as a result of KBS Strategic Opportunity REIT’s having either foreclosed on or otherwise received title to the properties which secured all original investments in real estate loans receivable.

(6) KBS REIT III is a publicly registered, non-traded REIT. KBS REIT III launched its initial public offering on October 26, 2010 and commenced real estate operations in June 2011 in connection with its first investment. On March 24, 2011, KBS REIT III broke escrow in its initial public offering. From commencement of its offering through December 31, 2011, KBS REIT III had sold 10,448,043 shares in its ongoing initial public offering for gross offering proceeds of $104.0 million, including 77,864 shares of common stock under the dividend reinvestment plan for gross offering proceeds of $0.7 million. As of December 31, 2011, KBS REIT III had acquired two office properties and originated one first mortgage loan.

(7) As of December 31, 2011, this program had incurred but unpaid performance fees totaling $5.4 million. On March 20, 2012, this program entered into an amendment to the advisory agreement with its advisor pursuant to which its advisor agreed to waive the approximately $5.4 million of incurred but unpaid performance fees.

TABLE III – KBS SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

This table summarizes the operating results of public programs sponsored by our sponsors that have had offerings close during the five years ended December 31, 2011. For these programs, this table shows: the income or loss of such programs (based upon U.S. generally accepted accounting principles (“GAAP”)); the cash they generated from operations, sales and refinancings; and information regarding cash distributions. Each of these programs represented has investment objectives similar to ours. All figures are as of December 31 of the year indicated, except as otherwise noted.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	KBS REIT I
	2006	2007	2008	2009	2010	2011 (7)
Gross revenues	$6,248,000	$100,302,000	$282,641,000	$285,077,000	$255,919,000	$317,838,000
Profit (loss) on sale of properties	-	-	-	-	7,657,000	5,275,000
Less: Operating expenses (1)	(3,455,000)	(32,465,000)	(86,767,000)	(106,282,000)	(103,776,000)	(169,803,000)
Interest expense	(2,826,000)	(33,368,000)	(68,303,000)	(60,931,000)	(59,007,000)	(89,669,000)
Depreciation	(2,538,000)	(42,916,000)	(97,021,000)	(120,311,000)	(80,673,000)	(110,039,000)
Loss on derivative instruments	-	(1,524,000)	(303,000)	(8,000)	-	-
Provision for loan losses	-	-	(104,000,000)	(178,813,000)	(11,046,000)	(11,999,000)
Impairment charge on real estate	-	-	-	-	(123,453,000)	(52,577,000)
Other-than-temporary impairment of marketable real estate securities	-	-	(50,079,000)	(5,067,000)	-	-
Gain from extinguishment of debt	-	-	-	-	-	115,531,000
Net loss attributable to noncontrolling interest	-	2,773,000	3,205,000	3,369,000	24,027,000	(23,895,000)

Net income (loss) - GAAP basis	$(2,571,000)	$(7,198,000)	$(120,627,000)	$(182,966,000)	$(90,352,000)	$(19,338,000)

Taxable income:
From operations	$(970,000)	$15,774,000	$66,297,000	$58,360,000	$3,444,783	$(106,150,406)
From gain (loss) on sale	-	-	-	-	(13,996,353)	(34,800,644)
Cash generated (deficiency) from operations	326,000	43,982,000	115,178,000	99,738,000	53,388,000	39,059,000
Cash generated (deficiency) from sales	-	-	-	-	120,021,000	197,253,000
Cash generated from refinancing	-	-	-	-	-

Total cash generated from operations, sales and refinancing	326,000	43,982,000	115,178,000	99,738,000	173,409,000	236,312,000
Less: Cash distributions to investors (2)
- From operating cash flow	(386,000)	(32,162,000)	(104,264,000)	(108,811,000)	(92,648,000)	(98,775,304)
- From sales and refinancing	-	-	-	-	(3,113,000)	-
- Other (3)	(900,000)	(700,000)	-	-	-	-

Cash generated (deficiency) after cash distributions	(960,000)	11,120,000	10,914,000	(9,073,000)	77,648,000	137,536,696
Less: Special items (not including sales and refinancing)	-	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$(960,000)	$11,120,000	$10,914,000	$(9,073,000)	$77,648,000	$137,536,696

Tax and Distribution Data per $1,000 Invested (4)
Federal Income Tax Results (5):
Ordinary income (loss)
-from operations	$(52)	$34	$44	$33	$2	$(56)
-from recapture	-	-	-	-	-	-
Capital gain (loss)	-	-	-	-	(8)	(18)
Cash distributions to investors (2)
Source (on GAAP basis)
- from investment income	-	36	44	33	2	-
- from return of capital	69	34	26	28	51	53

Total distribution on GAAP basis	$69	$70	$70	$61	$53	$53

Source (on cash basis)
- from sales	$-	$-	$-	$-	$2	$-
- from refinancing	-	-	-	-	-	-
- from operations	21	68	70	61	51	53
- from other (3)	48	2	-	-	-	-

Total distributions on cash basis	$69	$70	$70	$61	$53	$53

Amounts (in percentage terms) remaining invested in program properties as of December 31, 2011 (6)	100%	100%	100%	100%	97%	73%

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) Operating expenses include all general and administrative expenses.

(2) Cash distributions to investors include distributions reinvested.

(3) Represents advances made by the advisor of KBS REIT I to pay dividends. On March 20, 2012, KBS REIT I entered into an amendment to the advisory agreement with its advisor pursuant to which its advisor agreed to forgive the debt related to the $1.6 million of advances.

(4) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(5) Federal income tax results are based on preliminary calculations. Actual federal income tax results may vary.

(6) Calculated as original total acquisition and origination cost of all investments held as of December 31, 2011 divided by original total acquisition and origination cost of investments made.

(7) On September 1, 2011, KBS REIT I entered into a Collateral Transfer and Settlement Agreement with, among other parties, GKK Stars Acquisition LLC, the wholly owned subsidiary of Gramercy Capital Corp. (“Gramercy”) that indirectly owned the Gramercy real estate portfolio, to effect the orderly transfer of certain assets and liabilities of the Gramercy real estate portfolio to KBS REIT I in satisfaction of certain debt obligations owed by wholly owned subsidiaries of Gramercy to KBS REIT I. More information related to this transaction may be found in KBS REIT I’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

TABLE III – KBS SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	KBS REIT II
	2008	2009	2010	2011
Gross revenues	$14,676,000	$76,033,000	$160,406,000	$320,260,000
Profit (loss) on sale of properties	-	119,000	-	-
Less: Operating expenses (1)	(5,939,000)	(25,464,000)	(73,823,000)	(129,474,000)
Interest expense	(6,974,000)	(28,105,000)	(19,389,000)	(50,554,000)
Depreciation	(4,345,000)	(10,164,000)	(61,686,000)	(118,439,000)

Net income (loss) - GAAP basis	$(2,582,000)	$12,419,000	$5,508,000	$21,793,000

Taxable income:
From operations	$442,000	$19,186,000	$49,945,000	$72,034,040
From gain (loss) on sale	-	-	-	-
Cash generated (deficiency) from operations	4,870,000	29,937,000	59,523,000	113,226,000
Cash generated (deficiency) from sales	-	-	-	-
Cash generated from refinancing	-	-	-	-

Total cash generated from operations, sales and refinancing	4,870,000	29,937,000	59,523,000	113,226,000
Less: Cash distributions to investors (2)
- From operating cash flow	(4,941,000)	(41,272,000)	(81,843,000)	(123,219,364)
- From sales and refinancing	-	-	-	-
- Other	-	-	-	-

Cash generated (deficiency) after cash distributions	(71,000)	(11,335,000)	(22,320,000)	(9,993,364)
Less: Special items (not including sales and refinancing)	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$(71,000)	$(11,335,000)	$(22,320,000)	$(9,993,364)

Tax and Distribution Data per $1,000 Invested (3)
Federal Income Tax Results (4):
Ordinary income (loss)
-from operations	$6	$30	$40	$38
-from recapture	-	-	-	-
Capital gain (loss)	-	-	-	-
Cash distributions to investors (2)
Source (on GAAP basis)
- from investment income	6	30	40	38
- from return of capital	-	35	25	27

Total distribution on GAAP basis	$6	$65	$65	$65

Source (on cash basis)
- from sales	$-	$-	$-	$-
- from refinancing	-	-	-	-
- from operations	6	65	65	65
- from other	-	-	-	-

Total distributions on cash basis	$6	$65	$65	$65

Amounts (in percentage terms) remaining invested in program properties as of December 31, 2011 (5)	100%	100%	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) Cash distributions to investors include distributions reinvested.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Federal income tax results are based on preliminary calculations. Actual federal income tax results may vary.

(5) Calculated as original total acquisition and origination cost of all investments held as of December 31, 2011 divided by original total acquisition and origination cost of investments made.

TABLE V – KBS SPONSORS

SALES OR DISPOSALS OF PROPERTIES

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table V presents summary information with respect to the results of sales or disposals of properties by public programs sponsored by our sponsors during the three years ended December 31, 2011. The table includes information about the sales proceeds received, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from the operation of the properties. Each of the programs represented has investment objectives similar to ours.

TABLE V – KBS SPONSORS

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Sale	Adjustments Resulting from Application of GAAP	Total (1)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvements Closing and Soft Costs(2)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures (3)
KBS REIT I (4)
18301 Von Karman (5)	10/09	6/10	$40,556,638	$-	$-	$-	$40,556,638	$-	$62,677,650	$62,677,650	$(1,809,830)
Southpark Commerce Center II	11/06	10/10	12,493,719	18,000,000	-	-	30,493,719	23,200,000	6,730,006	29,930,006	7,441,706
2600 Michelson	6/08	6/11	50,000	-	-	-	50,000	-	8,618,799	8,618,799	1,509,128
625 Second Street	1/07	9/11	20,142,474	33,700,000	-	-	53,842,474	33,700,000	25,048,203	58,748,203	8,749,022
Midland Industrial Buildings	12/06	9/11	14,727,904	10,000,000	-	-	24,727,904	32,750,000	5,212,441	37,962,441	13,890,369
Cardinal Health	7/07	9/11	522,440	11,977,707	-	-	12,500,147	7,776,081	4,475,544	12,251,625	3,465,028
Cedar Bluffs Business Center	7/07	9/11	310,559	4,627,000	-	-	4,937,559	4,627,000	2,868,123	7,495,123	1,472,607
Crystal Park II-Buildings D & E	7/07	9/11	1,571,684	11,330,000	-	-	12,901,684	13,219,338	9,754,873	22,974,211	10,632,603
Park 75-Dell	7/07	9/11	2,262,954	9,955,000	-	-	12,217,954	11,534,521	7,906,456	19,440,977	10,635,660
Advo-Valassis Building	7/07	9/11	899,927	4,823,500	-	-	5,723,427	5,508,058	3,262,069	8,770,127	3,947,685
Suwanee Pointe	5/08	9/11	6,394,489	9,790,000	-	-	16,184,489	9,790,000	8,921,652	18,711,652	3,635,043
9815 Goethe Rd.	6/07	9/11	12,990,169	-	-	-	12,990,169	-	19,093,975	19,093,975	8,679,211
San Antonio Business Park (Loan)	3/08	12/11	26,010,000	-	-	-	26,010,000	-	24,040,552	24,040,552	10,627,624
Sabal Pavilion	7/06	12/11	5,924,718	14,700,000	-	-	20,624,718	25,170,137	2,832,779	28,002,916	4,856,783
KBS REIT II (6)
Sava CMBS	8/09	11/09	$4,199,332	$-	$-	$-	$4,199,332	$-	$3,958,516	$3,958,516	$7,004

TABLE V – KBS SPONSORS

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) See also the table immediately below that sets forth the allocation of taxable gain (loss) associated with individual property sales between capital gain (loss) and ordinary gain (loss).

(2) Total acquisition costs, capital improvements and soft costs is gross of depreciation and impairments. Acquisition costs include acquisition fees paid to the program’s advisor. Soft costs include legal fees, environmental studies, title and closing costs related to the acquisition and closing of the asset. Amounts shown do not include pro rata share of program offering costs nor do they include any program administration costs not related to the operation of the property.

(3) Does not include any program administration costs not related to the operation of the property.

(4) This table does not include KBS REIT I’s agreement in lieu of foreclosure to transfer the National Industrial Portfolio properties to an affiliate of the lender of certain mortgage and mezzanine loans related to the properties. This table also does not include information regarding sales, restructurings, pay-offs and discounted pay-offs of KBS REIT I’s investments in real estate loans receivable. More information related to these transactions may be found under “Prior Performance Summary - KBS REIT I” in this supplement and in KBS REIT I’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

(5) During the year ended December 31, 2009, KBS REIT I received a deed-in-lieu of foreclosure in satisfaction of the amounts due under its investment in the 18301 Von Karman Loans. KBS REIT I gained control of the collateral securing these loans, which it subsequently sold in June 2010. The acquisition cost of this property reflects the original acquisition cost of the loan investment.

(6) On November 22, 2010, KBS REIT II originated the One Kendall Square First Mortgage Loan in the amount of $175.0 million and on November 30, 2010, KBS REIT II sold, at par, a pari-passu participation interest with respect to 50% of the outstanding principal balance of this loan to an unaffiliated buyer. This table excludes the 50% participation interest KBS REIT II sold. On April 5, 2011, KBS REIT II restructured the One Kendall Square First Mortgage to provide for two debt tranches with varying interest rates - the A-Note, with an original principal amount of $90.0 million, of which KBS REIT II held a $45.0 million interest, and the B-Note, with an original principal amount of $85.0 million, of which KBS REIT II held a $42.5 million interest. On April 6, 2011, KBS REIT II sold and transferred its $45.0 million interest in the A-Note, at par, to an unaffiliated buyer. KBS REIT II paid a disposition fee of $0.5 million related to the transfer of the A-Note.

TABLE V – KBS SPONSORS

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

This table sets forth the allocation of taxable gain (loss) associated with individual property sales between capital gain (loss) and ordinary gain (loss) for properties sold by public programs sponsored by our sponsors during the three years ended December 31, 2011.

Property	Taxable Gain (Loss)	Capital Gain (Loss)	Ordinary Gain (Loss)
KBS REIT I
18301 Von Karman	$(17,109,794)	$(17,109,794)	$-
Southpark Commerce Center II	3,113,441	3,113,441	-
2600 Michelson	(8,575,556)	(8,575,556)	-
625 Second Street	3,083,170	3,083,170	-
Midland Industrial Buildings	(8,850,447)	(8,850,447)	-
Cardinal Health	1,314,117	1,314,117	-
Cedar Bluffs Business Center	(1,569,723)	(1,569,723)	-
Crystal Park II-Buildings D & E	(7,311,409)	(7,311,409)	-
Park 75-Dell	(4,177,941)	(4,177,941)	-
Advo-Valassis Building	(1,843,904)	(1,843,904)	-
Suwanee Pointe	(517,569)	(517,569)	-
9815 Goethe Rd.	(3,847,225)	(3,847,225)	-
San Antonio Business Park (Loan)	929,568	929,568	-
Sabal Pavilion	(3,433,725)	(3,433,725)	-

KBS REIT II
Sava CMBS	$244,352	$244,352	$-